UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Capital Senior Living Corporation

(Name of Registrant as Specified In Its Charter)

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CAPITAL SENIOR LIVING CORPORATION

14160 DALLAS PARKWAY, SUITE 300

DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2014

To the Stockholders of Capital Senior Living Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation, a Delaware corporation (the “Company”), will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on the 22nd day of May, 2014 at 10:00 a.m. Eastern Time, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2017 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2014;

3. To cast an advisory vote on executive compensation; and

4. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has fixed the close of business on March 26, 2014, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on May 22, 2014: The Proxy Statement and the 2013 Annual Report to Stockholders are also available at www.proxydocs.com/csu.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date, and mail the enclosed proxy card promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors or the advisory vote on executive compensation. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

By Order of the Board of Directors

James A. Moore Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 17, 2014

Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2014

Solicitation and Revocability of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Capital Senior Living Corporation (the “Company” or “Capital Senior”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting of our stockholders to be held on May 22, 2014 (the “Annual Meeting”). The Annual Meeting will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on the 22nd day of May, 2014 at 10:00 a.m. Eastern Time for the purposes set forth in the accompanying notice and described in this proxy statement. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Senior Vice President, General Counsel and Secretary, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. However, no such revocation shall be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This proxy statement and accompanying form of proxy are being mailed on or about April 17, 2014. The annual report to our stockholders covering our fiscal year ended December 31, 2013, which was mailed to our stockholders on or about April 17, 2014, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies by telephone, telecopy or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for any out-of-pocket expenses. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $7,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling and mailing the annual report, the accompanying notice, this proxy statement and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this proxy statement and the annual report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of proxy materials and annual reports and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2015 annual meeting of our stockholders must be received by us at our principal executive offices on or before December 18, 2014 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

Quorum and Voting

The record date for the determination of our stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 26, 2014. At such time, there were 29,006,290 shares of our common stock issued and outstanding.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting, and neither our Certificate of Incorporation nor our Second Amended and Restated Bylaws (the “Bylaws”) allow for cumulative voting rights. Each proposal is tabulated separately. The holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, a majority of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement at the Annual Meeting until a quorum is present or represented. Pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to ratify the appointment of the independent auditors and approve, on an advisory basis, the Company’s executive compensation. Abstentions and “broker non-votes” (as described below) will not be counted as votes cast “FOR” such proposals, but may be treated as votes “AGAINST” such proposals. With respect to an uncontested election of directors, assuming the presence of a quorum, each director nominee will be elected to the Board if the number of shares voted “FOR” the election of such director nominee exceeds the number of shares voted “WITHHOLD” for such director nominee (with abstentions and broker non-votes not counted as votes cast either “FOR” or “WITHHOLD” for such director nominee’s election).

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each director nominee named in this proxy statement, (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014, and (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation. The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name and you sign and return a proxy card without giving specific voting instructions, the persons named as proxy holders will vote your proxy (1) in favor of the election of each director nominee named in this proxy statement, (2) in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014, (3) in favor of the approval, on an advisory basis, of the Company’s executive compensation, and (4) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the New York Stock Exchange (“NYSE”), and in the absence of voting instructions, your broker, bank or other nominee may vote the shares it holds in street name on such items. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014 (Proposal 2) is considered to be routine, and therefore, may be voted upon by your broker, bank or other nominee if you do not provide instructions to such broker, bank or other nominee. However, pursuant to the NYSE’s rules, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3), as such proposals are considered to be “non-routine” items. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our annual report upon the written request of any registered or beneficial owner of our common stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. The SEC also maintains a website at www.sec.gov which contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this proxy statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing and business conditions, risks of downturn in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, the availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations, among others, and other risks and factors identified from time to time in our reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 26, 2014 by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors and director nominees; (iii) our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers during 2013, or our “named executive officers;” and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent of Class
T. Rowe Price Associates, Inc.	2,090,680	(3)	7.2%
Massachusetts Financial Services Company	2,057,500	(4)	7.1%
Dimensional Fund Advisors LP	1,994,297	(5)	6.9%
Baron Capital Group, Inc.	1,795,156	(6)	6.2%
BlackRock, Inc.	1,693,434	(7)	5.8%
Arbiter Partners Capital Management LLC	1,613,137	(8)	5.6%
Lawrence A. Cohen	817,743	(9)	2.8%
Keith N. Johannessen	410,245	(10)	1.4%
David R. Brickman	134,291	(11)	*
Ralph A. Beattie	128,248	(12)	*
James A. Moore	63,645	(13)	*
Craig F. Hartberg	33,776	(14)	*
Jill M. Krueger	33,770	(15)	*
Joseph G. Solari	28,500	(16)	*
Philip A. Brooks	28,073	(17)	*
Ronald A. Malone	23,870	(18)	*
E. Rodney Hornbake	20,870	(19)	*
Michael W. Reid	17,870	(20)	*
Kimberly S. Herman	0	(21)	*
All directors and executive officers as a group (17 persons)	1,792,256	(22)	6.2%

*	Less than one percent.

(1)	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days (rounded to the nearest tenth of a percent).

(2)	Except for the percentages of certain parties that are based on presently exercisable options, which are indicated in the following footnotes to the table, the percentages indicated are based on 29,006,290 shares of our common stock issued and outstanding on March 26, 2014. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)

The address of T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”) is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has (i) the sole voting power with respect to 149,380 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Price Small-Cap has (i) the sole voting power with respect to 1,927,900 of the reported shares, (ii) no sole dispositive power with respect to any of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to these reporting stockholders is based on a Schedule 13G/A filed with the SEC on February 10, 2014.

(4)	The address of Massachusetts Financial Services Company (“MFS”) is 111 Huntington Avenue, Boston, MA 02199. MFS has (i) the sole voting power with respect to 1,963,280 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G filed with the SEC on February 10, 2014.

(5)	The address for Dimensional Fund Advisors LP (“Dimensional”) is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has (i) the sole voting power with respect to 1,965,691 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Dimensional, an investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possess investment and/or voting power over the shares of our common stock that are owned by the Dimensional Funds. All reported shares are owned by the Dimensional Funds and Dimensional disclaims beneficial ownership of such shares. Information relating to this reporting stockholder is based on a Schedule 13G/A filed with the SEC on February 10, 2014.

(6)

The address for Baron Capital Group, Inc. (“Baron Capital”) is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Baron Capital has (i) no sole voting power and no sole dispositive power with respect to any of the reported shares, and (ii) shared voting power and shared dispositive power with respect to all of the reported shares. BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”) are subsidiaries of Baron Capital, and Ronald Baron owns a controlling interest in Baron Capital. The advisory clients of BAMCO and BCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of our common stock in their accounts. Information relating to this reporting stockholder is based on a Schedule 13G filed with the SEC on February 14, 2014.

(7)	The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, NY 10022. BlackRock has (i) the sole voting power with respect to 1,614,031 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G/A filed with the SEC on January 28, 2014.

(8)	The address of Arbiter Partners Capital Management LLC (“Arbiter Partners”) is 11 East 44th Street, Suite 700, New York, NY 10017. Arbiter Partners has (i) the sole voting power and the sole dispositive power with respect to all of the reported shares, and (ii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G filed with the SEC on January 29, 2014.

(9)	Consists of 613,724 shares held by Mr. Cohen directly and 204,019 unvested shares of restricted stock (83,500 of which are subject to the Company’s achievement of certain performance targets).

(10)	Consists of 244,760 shares held by Mr. Johannessen directly and 165,485 unvested shares of restricted stock (66,800 of which are subject to the Company’s achievement of certain performance targets).

(11)	Consists of 72,291 shares held by Mr. Brickman directly and 62,000 unvested shares of restricted stock (25,050 of which are subject to the Company’s achievement of certain performance targets).

(12)	Consists of 76,549 shares held by Mr. Beattie directly and 51,699 unvested shares of restricted stock (16,750 of which are subject to the Company’s achievement of certain performance targets).

(13)	Consists of 45,775 shares held by Mr. Moore directly, 8,870 unvested shares of restricted stock, and 9,000 shares that Mr. Moore may acquire upon the exercise of options immediately or within 60 days after March 26, 2014.

(14)	Consists of 24,906 shares held by Mr. Hartberg directly and 8,870 unvested shares of restricted stock.

(15)	Consists of 24,900 shares held by Ms. Krueger directly and 8,870 unvested shares of restricted stock.

(16)	Consists of 13,860 shares held by Mr. Solari directly and 14,640 unvested shares of restricted stock.

(17)	Consists of 19,203 shares held by Mr. Brooks directly and 8,870 unvested shares of restricted stock.

(18)	Consists of 15,000 shares held by Mr. Malone directly and 8,870 unvested shares of restricted stock.

(19)	Consists of 12,000 shares held by Dr. Hornbake directly and 8,870 unvested shares of restricted stock.

(20)	Consists of 9,000 shares held by Mr. Reid directly and 8,870 unvested shares of restricted stock.

(21)	Ms. Herman is nominated for election at the Annual Meeting as a new director of the Company.

(22)	Includes 1,196,921 shares held directly by the executive officers and directors of the Company, 586,335 unvested shares of restricted stock (192,100 of which are subject to the Company’s achievement of certain performance targets) and 9,000 shares that such executive officers and directors may acquire upon the exercise of options immediately or within 60 days after March 26, 2014.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2017 and until his successor is duly qualified and elected or until his earlier resignation or removal. Mr. Cohen and Dr. Hornbake are presently members of the Board of Directors and Ms. Herman is not presently a member of the Board of Directors.

Name	Age	Position(s)	Director’s Term Expires
Nominees:
Lawrence A. Cohen	60	Vice Chairman of the Board and Chief Executive Officer	2017
E. Rodney Hornbake	63	Director	2017
Kimberly S. Herman	48	Director	2017
Continuing Directors:
Keith N. Johannessen	57	President and Chief Operating Officer and Director	2015
Jill M. Krueger	55	Director	2015
Michael W. Reid	60	Director	2015
James A. Moore	79	Chairman of the Board	2016
Philip A. Brooks	55	Director	2016
Ronald A. Malone	59	Director	2016

The following is a brief biography of each nominee and each current director, including each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2017 Annual Meeting:

Lawrence A. Cohen has served as one of our directors since November 1996 and as Vice Chairman of the Board since November 1996. He has served as our Chief Executive Officer since May 1999 and was our Chief Financial Officer from November 1996 to May 1999. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated. Mr. Cohen serves on the boards of various charitable organizations and is active in several industry associations. Mr. Cohen was a founding member and is on the Executive Committee of the Board of Directors of the American Seniors Housing Association, and serves on the Operator Advisory Board of the National Investment Center for the Seniors Housing & Care Industry. Mr. Cohen is a licensed attorney and is also a Certified Public Accountant. He received an LL.M. in Taxation from New York University School of Law, a JD from St. John’s University School of Law, and a BBA in Accounting from The George Washington University. Mr. Cohen has had positions with businesses involved in senior living for 29 years.

E. Rodney Hornbake, M.D. has been a director since 2011. Dr. Hornbake serves as the Managing Partner of Essex Internal Medicine, a private practice of internal medicine and geriatrics, that he formed in 2002. Dr. Hornbake served as Senior Vice President and Chief Medical Officer of Gentiva Health Services, Inc. (“Gentiva”), a provider of comprehensive home health services, from March 2000 to April 2002, and he has continued to serve in a consulting role to Gentiva since April 2002. Gentiva was spun-off from Olsten Corporation, a staffing services company, that Dr. Hornbake joined as part of its management team in 1999. Dr. Hornbake also served as Medical Director of Care Centrix, a home care benefits management company, from November 1999 until 2002, and he continued to serve in a consulting role to Care Centrix from 2002 to 2010. Dr. Hornbake previously served as Vice President and Medical Director of the North Shore-LIJ Health System in

New York from 1996 to 1999, as Chief Medical Officer for Aetna Professional Management Corporation from 1994 to 1996, and as Chief of Medicine for the Park Medical Group/Park Ridge Health System in New York from 1993 to 1994. Dr. Hornbake served as Clinical Assistant Professor of Medicine at the University of Connecticut from August 2002 to 2010 and as an Associate Professor (Adjunct) of Hofstra University from 1998 to 2004. Dr. Hornbake served on the board of Equity Health Partners, a privately-held start-up technology company, from 2008 until 2012, and he served on the Commission on Office Laboratory Accreditation for ten years, including two years as its Chairman.

Kimberly S. Herman is nominated for election as a new director to the Board. Ms. Herman has served as the President of GN ReSound, an international manufacturer of hearing aids, since September 2011. Prior to joining GN ReSound, from August 2009 until April 2011, Ms. Herman held various positions at Coloplast Corp., a global provider of ostomy care, urology and continence care, and wound and skin care, including serving as President, Chronic Care (from 2010 to 2011), Vice President of Marketing (from 2009 to 2010), and Interim Vice President of Marketing (during 2009). Prior to joining Coloplast Corp., from July 2004 until August 2009, Ms. Herman was an independent consultant focusing on providing interim leadership and strategic revenue enhancement to clients in a variety of industries, including healthcare, consumer products, automotive and insurance services. From January 2003 until July 2004, Ms. Herman served as the Executive Vice President and Chief Operating Officer of Senior Homecare, Inc., a home healthcare provider, and from May 1997 until February 2003, she held various positions at Gentiva, including serving as Senior Vice President and Chief Marketing Officer (from 2001 to 2003), Vice President — Marketing and Communications (from 1998 to 2000), and Vice President — Strategic Planning (from 1997 to 1998). Ms. Herman received a Master of Business Administration degree from Wake Forest University and a Bachelor of Arts degree in business administration from Hiram College.

Directors Continuing in Office Until the 2015 Annual Meeting:

Keith N. Johannessen has been a director since 1999. Mr. Johannessen has served as our President since 1994 and our Chief Operating Officer since 1999. He previously served as our Executive Vice President from May 1993 to February 1994. Mr. Johannessen has more than 35 years of operational experience in seniors housing. He began his senior housing career in 1978 with Life Care Services Corporation and then joined Oxford Retirement Services, Inc. as Executive Vice President. Mr. Johannessen later served as Senior Manager in the health care practice of Ernst & Young LLP prior to joining the Company in 1993. He has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen holds a Bachelor of Arts degree.

Jill M. Krueger has been a director since February 2004. Ms. Krueger has served as President and Chief Executive of Symbria, Inc. (formerly Health Resources Alliance, Inc.), a company specializing in providing rehabilitative and wellness services, institutional pharmacy services and satisfaction surveys predominantly to retirement community, assisted living and post-acute care providers. Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-term Care and Retirement Housing Practice. Ms. Krueger served as a public commissioner for the Continuing Care Accreditation Commission and as a member of its financial advisory board from 1987 to 2001. Ms. Krueger serves on the Board of Directors and as the Treasurer for a non-profit organization known as Wisconsin Illinois Senior Housing. She is also on the Fifth Third Bank — Illinois Affiliate Board of Directors.

Michael W. Reid has been a director since October 2009. Mr. Reid has served as a partner at Herald Square Properties, a real estate investment and management company that manages four office buildings totaling nearly 1.9 million square feet in Midtown Manhattan and recently purchased two office buildings in Times Square South with the Davis Companies and 1372 Broadway with Starwood Capital, since 2009 . Mr. Reid has nearly 34 years of investment banking and real estate experience, including heading Lehman Brothers REIT equity practice for nine years (from 1992 to 2001) as Managing Director in the Global Real Estate Department. In that capacity, he was responsible for developing and implementing the business strategy for its REIT equity underwriting business. Mr. Reid also served as Chief Operating Officer at SL Green Realty Corp. from 2001-2004, where some of his responsibilities included strategic planning, finance and reporting, capital markets, operations and budgeting for a $4 billion publicly-traded REIT. From 2004-2006, he served as President of Ophir Energy Corp., a company that invested in oil and gas production in Oklahoma. From 2006-2008, he served as Chief Operating Officer of Twining Properties, a real estate company specializing in high rise development in Cambridge, Massachusetts. Mr. Reid holds a Bachelor of Arts and Master of Divinity, both from Yale University.

Directors Continuing in Office Until the 2016 Annual Meeting:

James A. Moore has been a director since October 1997. Following the 2010 Annual Meeting of Stockholders, the Board elected Mr. Moore as independent Chairman of the Board. Mr. Moore is also a member of the board of Atlantic Shores Senior Living Community, a cooperative ownership organization that owns a CCRC located in Virginia Beach, Virginia and a member of the board of Patmos Senior Living, a non-profit organization that oversees the boards of Kirby Pines and The Farms at Bailey Station, two CCRC communities in Memphis, Tennessee. Mr. Moore is President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services, and marketing and strategic consulting in the senior living industry. Mr. Moore has over 44 years of industry experience and has conducted over 1,800 senior living consulting engagements in approximately 600 markets, in 49 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisting Living — Pure & Simple Development and Operating Strategies and Assisted Living 2000, Assisted Living Strategies for Changing Markets, which was released in May 2001, and Independent Living and CCRCS, which was released in September 2009. Mr. Moore holds a Bachelor of Science degree in Industrial Technology from Northeastern University in Boston and an MBA in Marketing and Finance from Texas Christian University in Fort Worth, Texas.

Philip A. Brooks has been a director since 2010. Mr. Brooks serves as Managing Partner of Ascential Equity, LP, a financial and management advisory firm focused on the Community Banking Industry in the United States. Prior to forming Ascential Equity, LP in 2013, Mr. Brooks served as a Senior Vice President, Loan Production for Walker & Dunlop, LLC, a NYSE-listed provider of financial services for owners and developers of commercial real estate throughout the United States. Prior to Walker & Dunlop, LLC, from February 2011, Mr. Brooks served as Senior Vice President, Loan Production for CWCapital, LLC, a mortgage finance company, which was acquired by Walker & Dunlop, LLC in September 2012. From 1996 to October 2010, Mr. Brooks served in various senior executive positions with Berkadia Commercial Mortgage, LLC, a national mortgage bank, which was previously known as Capmark Finance Inc. and GMAC Commercial Mortgage. He has closed over $5 billion of seniors housing and healthcare financings and has been on multi-disciplinary teams in sourcing, underwriting and syndicating $15 billion in committed financings in North America and Europe. Mr. Brooks has 28 years of experience in the commercial real estate finance industry. He was a founding member of the American Seniors Housing Association, a leading trade association promoting seniors housing, and was on the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry, a leading trade association promoting the industry to the capital markets. On October 25, 2009, Capmark Financial Group Inc. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.

Ronald A. Malone has been a director since 2010. Mr. Malone served as a member of the Board of Directors of Gentiva from June 2002 until May 2012, having served as Chairman from June 2002 to December 2010. He served as Chief Executive Officer of Gentiva from June 2002 until December 2008, as Executive Vice President of Gentiva from March 2000 until June 2002, and as President of Gentiva’s home health services division from January 2001 to June 2002. Prior to joining Gentiva, which was spun-off from Olsten Corporation, Mr. Malone served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada. Mr. Malone has been a director of Hill-Rom Holdings, Inc. since July 2007. He is a former director of the National Association for Home Care & Hospice and a former director, chairman and founding member of the Alliance for Home Health Quality and Innovation.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with regard to Messrs. Cohen, Johannessen and Moore, the Board considered their strong background in the senior living industry — over 29 years in the case of Mr. Cohen, over 35 years in the case of Mr. Johannessen, and over 44 years in the case of Mr. Moore — in addition to the many years of experience with the Company represented by Messrs. Cohen and Johannessen, our Chief Executive Officer and President and Chief Operating Officer, respectively, and Mr. Moore, a director of our Company for over 16 years and now Chairman of the Board. The Board also considered the broad perspective brought by Mr. Moore’s significant experience in consulting in the senior living industry. With respect to Ms. Krueger, the Board considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With regard to Mr. Reid, the Board considered his nearly 34 years of experience in investment banking and real estate, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department, and his senior level public company experiences, which experiences will help the Company identify and capitalize on opportunities to build its business as well as bring fresh insights that will benefit both the Board and the Company. With respect to Mr. Malone, the Board considered his executive level and board experience with public companies and his extensive senior level operational experiences, particularly in health care and wellness services. Mr. Malone has an intimate knowledge of the home health industry and expertise in the legislative and regulatory landscape affecting healthcare companies. With respect to Mr. Brooks, the Board considered his extensive experience in the senior living industry and strong background in senior housing financing. With regard to Dr. Hornbake, the Board considered his position as a practicing physician specializing in geriatrics, his strong understanding of emerging needs of the aging population, his service as Chief Medical Officer for a large health services organization, and his involvement in public policy as it affects seniors. With regard to Ms. Herman, the Board considered her executive level experiences in marketing services and products to seniors as well as successfully managing, growing and branding companies within the healthcare industry.

The Board does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of nine directors. The Board has determined that Philip A. Brooks, Craig F. Hartberg, Dr. E. Rodney Hornbake, Jill M. Krueger, Ronald A. Malone, James A. Moore and Michael W. Reid, each an existing director, and Kimberly S. Herman, a nominee for election at the Annual Meeting as a new director, are “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director, stockholder and/or director nominee, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “Director Independence Policy,” which establishes guidelines for the Board to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.capitalsenior.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board has determined that Messrs. Brooks, Hartberg, Hornbake, Malone, Moore and Reid and Ms. Krueger, each an existing director, and Ms. Herman, a nominee for election at the Annual Meeting as a new director, are “independent” in accordance with our Director Independence Policy.

During 2013, the Board held 8 meetings, including regularly scheduled and special meetings. During 2013, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board, the annual stockholders meeting and meetings of the committees of the Board on which they serve. Messrs. Cohen, Johannessen, Brooks, Hartberg, Hornbake, Malone, Moore and Reid and Ms. Krueger attended our 2013 annual meeting of stockholders. Our independent directors meet in executive sessions without any management directors, and Mr. Moore, the independent Chairman of the Board, presided over these meetings during 2013.

Advance Resignation Policy

Under our Corporate Governance Guidelines, for uncontested director elections, as a condition to nomination by the Board of an incumbent director, such nominee must submit an irrevocable resignation to the Board. Any such nominee who receives a greater number of votes “withholding authority” for or “against” such nominee’s election than votes “for” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either “for” or “withhold authority” for or “against” such nominee’s election), and who remains on the Board as a holdover director, will have his or her irrevocable resignation considered by the Nominating and Corporate Governance Committee. Following the certification of the voting results in an uncontested election of directors, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to the treatment of any such nominee that did not receive the requisite majority vote, including whether to accept or reject any such tendered resignation. Thereafter, the Board will determine whether to accept the Nominating and Corporate Governance Committee’s recommendation. If such nominee’s resignation is accepted by the Board, then such director will immediately cease to be a member of the Board upon the date of such acceptance.

Director Independence Policy

The Board undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board with full information regarding the director’s business and other relationships with us in order to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

•

a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•

a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•

a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediately family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is, or whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

•

a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•

a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•

a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Compensation Committee must not have any relationship or affiliation with us that would materially affect the director’s ability to be independent from management as a Compensation Committee member and must otherwise be “independent” under our Director Independence Policy. Members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Capital Senior Living Corporation and any direct or indirect subsidiary of Capital Senior Living Corporation, which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board include the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Messrs. Hartberg and Reid and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement. The Board has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board has adopted an amended and restated Audit Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Audit Committee:

•	oversees our financial reporting process and internal control system;

•	appoints, replaces, provides for compensation of and oversees our independent accountants;

•	provides an open avenue of communication among our independent accountants, senior management and the Board; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2013, the Audit Committee held 4 meetings, including regularly scheduled and special meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Malone and Brooks and Dr. Hornbake, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement. The Board has adopted an amended and restated Nominating and Corporate Governance Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board;

•	develops, and recommends for Board’s approval, our Corporate Governance Guidelines;

•	reviews with management and assists and advises the Board with respect to resident care and services;

•	oversees the evaluation of the Board and management; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2013, the Nominating and Corporate Governance Committee held 4 meetings, including regularly scheduled and special meetings.

Compensation Committee

The Compensation Committee consists of Messrs. Moore, Hartberg and Reid, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Board has adopted an amended and restated Compensation Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

•

review and approve, on an annual basis, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board;

•

review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board for its approval; and

•	perform any other activities consistent with our Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board deems appropriate.

During 2013, the Compensation Committee held 6 meetings, including regularly scheduled and special meetings.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Overview of Compensation Process” beginning on page 20 of this proxy statement.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies. In addition, as described in greater detail in “Compensation Discussion and Analysis — Compensation Consultant,” during fiscal 2013 the Compensation Committee engaged Hewitt Associates LLC, an Aon Hewitt company (“Aon Hewitt”), as its independent compensation consultant. The Compensation Committee retained Aon Hewitt to review the Company’s compensation arrangements for certain of its named executive officers and its independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. As part of its reports to the Compensation Committee, Aon Hewitt evaluated the compensation arrangements of both our self-selected peer group companies and a broader group of industry peer companies selected by Aon Hewitt, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary, and our independent directors. The fees payable by the Company to Aon Hewitt for such services were approximately $51,000. The Compensation Committee evaluated the independence of Aon Hewitt and concluded that Aon Hewitt is independent and presents no conflict of interest.

Board of Director’s Leadership Structure

Our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing James A. Moore, a non-executive, independent director, as Chairman of the Board in 2010. The separation of the roles was implemented to allow Mr. Cohen, our Chief Executive Officer, to continue to focus his efforts on the successful management of the Company while allowing Mr. Moore, our independent Chairman, to focus his efforts on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Director’s Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic reviews of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Nominating and Corporate Governance Committee is responsible under its charter for reviewing with management and assisting and advising the Board with respect to resident care and services. This risk management and risk assessment includes management compliance with regulatory requirements related to resident care and services and other related matters, including meeting the Company’s expectations for providing quality care and services to its residents.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Audit Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating and Corporate Governance Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board. In addition, stockholders who would like to recommend a candidate for election to the Board may submit the recommendation to the chairman of the Nominating and Corporate Governance Committee, in care of David R. Brickman, our Senior Vice President, General Counsel and Secretary. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15, 2014 for consideration by the Nominating and Corporate Governance Committee for the 2015 annual meeting of our stockholders.

Although the Nominating and Corporate Governance Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board in order to be considered for nomination by the Nominating and Corporate Governance Committee. In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Corporate Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating and Corporate Governance Committee does not pay a fee to any third party for the identification of candidates, but it has paid fees in the past to third parties for background checks on candidates.

With respect to this year’s nominees for director, Messrs. Cohen and Hornbake currently serve as directors of the Company, and Ms. Herman does not currently serve as a director of the Company.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is available in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.capitalsenior.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Website

Our Internet website, www.capitalsenior.com, contains an Investor Relations section, which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating and Corporate Governance, Compensation and Audit Committees of the Board. These documents are available in print, free of charge, to any stockholder who requests a copy as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this proxy statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management directors, individually or as a group, in care of James A. Moore, the independent Chairman of our Board, with a copy to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

All communications received as set forth above will be opened by the Chairman and Senior Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis focuses on the compensation of our executive officers, including our “named executive officers” who are the individuals included in the Summary Compensation Table beginning on page 37 of this proxy statement. This section summarizes our executive compensation program and objectives and provides an overview of how and why the Compensation Committee, which is responsible for the oversight of our executive compensation program, made specific decisions involving the compensation of our named executive officers. We also refer you to our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information regarding our 2013 financial results discussed below.

Executive Summary

Our executive compensation program is designed to meet three principal objectives:

•

employ, retain and reward executives who are capable of leading us to the achievement of our business objectives, which include maximizing the value of our operations, generating cash flow, preserving a strong financial position, increasing our geographic concentration, maximizing our competitive strengths in each of our markets, capitalizing on long-term growth opportunities, and most importantly, enhancing stockholder value;

•

a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and

•	incentive awards should be tied to and vary with our financial and operational performance as well individual performance.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2013 business plan that was approved by our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders. We believe that Capital Senior Living has successfully achieved these objectives as demonstrated by our strong financial results during 2013, which exceeded our business plan. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2013 financial results, based upon various measures, increased significantly relative to our fiscal 2012 financial results. The following table highlights the year-over-year comparison of some of the key financial metrics that the Compensation Committee uses in evaluating our performance for purposes of making compensation decisions.

Performance Measures	Fiscal Year 2013	Fiscal Year 2012	% Increase
Adjusted CFFO*	$42.6 million (or $1.53 per share)	$37.3 million (or $1.37 per share)	14.2%
Adjusted EBITDAR	$119.6 million	$110.0 million	8.7%
Revenue	$350.4 million	$310.5 million	12.9%

*	Fiscal 2013 excludes non-recurring or non-economic items relating to two continuing care retirement communities that the Company decided to reposition during 2013 by converting skilled nursing space into private pay use.

The above table utilizes non-GAAP financial measures such as adjusted CFFO and adjusted EBITDAR. These non-GAAP measures are useful in identifying trends in day-to-day operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these non-GAAP measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Please refer to Appendix A to this proxy statement for important information concerning such non-GAAP financial measures, including a reconciliation of such measures to GAAP.

For fiscal 2013, we believe our compensation programs, which are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased stockholder value, delivered payments commensurate with our strong financial performance. Below are the highlights of our executive compensation program for 2013.

•

Emphasis on Pay for Performance.    Our fiscal 2013 performance, along with the individual performance of our eligible named executive officers, served as key factors in determining compensation for 2013, including as follows:

•

For 2013, a significant portion of the total compensation opportunity available to our named executive officers who were eligible to participate in our Incentive Compensation Plan was linked to the achievement of certain corporate and individual goals. As discussed in more detail below, in 2013 our Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer were eligible to receive incentive bonuses of up to a maximum of 150%, 105% and 90%, respectively, of their base salaries paid in 2013, subject to the achievement of various performance targets under our Incentive Compensation Plan for 2013.

•

CFFO per share and adjusted EBITDAR were the key performance metrics for corporate goals under our Incentive Compensation Plan for 2013. We believe these metrics provide for a balanced approach to measuring annual Company performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Another performance metric for corporate goals under our Incentive Compensation Plan for 2013 was the aggregate transaction value of the senior housing communities we acquired during such year. This performance metric was designed to reward our eligible named executive officers for their efforts in helping us identify and complete such strategic acquisitions, which we expect will help generate a meaningful increase in our CFFO and earnings.

•

Another way that we try to link compensation and performance is through periodically granting performance-based equity awards to our named executive officers. In March 2013, we granted 50,000, 40,000, 25,000 and 15,000 shares of performance-based restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary, respectively. The periodic vesting of these awards is subject to our achievement of certain performance targets over a three-year period, which is primarily designed to encourage our named executive officers to focus on our long-term performance.

•

Retention of Independent Compensation Consultant.    As part of its ongoing efforts to provide independent oversight and review of our compensation programs, during fiscal 2013 the Compensation Committee engaged Aon Hewitt as its independent compensation consultant. The Compensation Committee retained Aon Hewitt to review our compensation arrangements for certain of our named executive officers, including an analysis of both the competitive market and the design of the compensation arrangements. As part of its reports to the Compensation Committee, Aon Hewitt evaluated the compensation arrangements of both our self-selected peer group companies and a broader group of industry peer companies selected by Aon Hewitt, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary. The Compensation Committee considered the reports and recommendations of Aon Hewitt in making compensation decisions for fiscal 2013.

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Periodic Grants of Long-Term Equity Awards.    We periodically grant shares of time-based restricted stock to our named executive officers. In March 2013, we granted 50,000, 40,000, 25,000, 15,000 and 5,000 shares of restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and Vice President — Acquisitions, respectively. The vesting of these awards is generally subject to the named executive officer’s continued employment by us over a three-year period, which is primarily designed to encourage such key executive officers to remain with us during such period and continue to work to achieve our long-term goals for growth and profitability. If our stock price improves, these equity awards will become more valuable to our executives.

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Recoupment Policy (or “Clawback”) for Incentive Compensation.    The Compensation Committee has adopted a recoupment policy pursuant to which, in the event that it is determined that a participant in the Incentive Compensation Plan has committed fraud or a willful misstatement related to the calculations used in determining an award under such plan, the participant involved in such fraud or willful misstatement must return to the Company any awards that were paid as a result of the fraud or willful misstatement. This feature of the Incentive Compensation Plan is separate from and in addition to any clawback provisions under applicable law, including the Sarbanes-Oxley Act of 2002.

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Stockholder-Friendly Pay Practices.    We do not use many common pay practices that are considered to be unfriendly to stockholders, such as extensive perquisites, and our named executive officers are only eligible to participate in benefit plans that are generally available to all of our employees. Further, our executive compensation arrangements do not contain excess parachute payment tax gross-up provisions. We also do not provide guaranteed non-performance-based bonuses to our named executive officers.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation

We provided our stockholders with a “say on pay” advisory vote in 2013 on our executive compensation pursuant Section 14A of the Securities Exchange Act of 1934, as amended. At our 2013 Annual Meeting of Stockholders, our stockholders expressed overwhelming support for the compensation of our named executive officers, with approximately 98% of the votes cast for the approval of the “say on pay” advisory vote on executive compensation (assuming abstentions and broker non-votes do not constitute votes “cast”). In evaluating our executive compensation programs, the Compensation Committee considered the results of the 2013 advisory vote along with the many other factors discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, input received from our senior management, the analysis, reports and recommendations of Aon Hewitt, and the Compensation Committee’s own judgment. While each of these factors impacted the Compensation Committee’s decisions regarding our named executive officers’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2013 “say on pay” advisory vote.

Overview of Compensation Process

The Compensation Committee is ultimately responsible for reviewing and approving the base salary increases (other than annual base salary increases contemplated by existing employment agreements) and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such executives and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee. In applying the above-described objectives for our executive compensation program, the Compensation Committee primarily relies upon the following factors:

Input Received from our Senior Management.    As discussed in greater detail below, the Compensation Committee has historically relied in part upon the input and recommendations of our senior management, which has historically consisted of Messrs. Cohen, Johannessen and Beattie and whom we refer to in this section as our “senior management,” when considering annual increases to base salaries for our named executive officers, the annual establishment of our Incentive Compensation Plan, and whether to grant long-term incentive awards to our named executive officers, and if so, in what forms and amounts. Whenever the Compensation Committee considers increasing the base salary of a member of our senior management, such individual is not permitted to participate in the deliberations of the Compensation Committee relating to the increase in base salary.

Peer Group Data.    The Compensation Committee has consistently sought to structure our executive compensation program to provide amounts and forms of compensation to our named executive officers that are generally commensurate with those paid to executive officers with comparable duties and responsibilities at companies in the senior living industry that the Compensation Committee, in consultation with our senior management, periodically determines to be the most directly comparable to Capital Senior. In order to determine which companies in the senior living industry are the most directly comparable to Capital Senior, the Compensation Committee and our senior management conduct an annual review to determine which companies have a similar business focus to ours and a similar revenue and/or asset base to ours. We refer to such public companies collectively as our “peer group.” For our 2013 compensation program, the companies which comprised our peer group were Brookdale Senior Living Inc., Emeritus Corporation, Sunrise Senior Living, Inc. and Five Star Quality Care, Inc.

Third Party Industry Surveys and Compensation Consultants.    As part of its ongoing efforts to provide independent oversight and review of our compensation programs, the Compensation Committee periodically reviews information compiled by third parties with respect to the executive compensation practices of other companies in our industry. The Compensation Committee is also authorized to engage independent compensation consultants from time to time to review our executive compensation arrangements. As described in greater detail below under “— Compensation Consultant,” during 2013 the Compensation Committee engaged Aon Hewitt as its independent compensation consultant to review our compensation arrangements for our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary.

With respect to the peer group data, third party industry surveys and compensation consultant reports described above, the Compensation Committee reviews such information for purposes of obtaining a general understanding of current compensation practices of companies in our peer group and industry, and generally endeavors to make the total compensation mix and opportunities available to our named executive officers comparable to the total compensation mix and opportunities available to executive officers at such other similar companies. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation opportunities of our named executive officers. The Compensation Committee does not target the compensation of our named executive officers to fall within a specific percentile range of the companies in our peer or industry, but rather considers several factors, such as the experience levels of individuals and market factors, before exercising its discretion in determining the total compensation mix and opportunities available to our named executive officers. Based upon the results of such review, the Compensation Committee may determine to modify the amounts and/or the forms of compensation that are available to our named executive officers, in light of the objectives we have identified for our executive compensation program.

Other Factors.    Key factors that also affect the Compensation Committees’ judgment with respect to our executive compensation program include our financial performance, to the extent that it may be fairly attributed or related to the performance of a particular named executive officer, and the contribution of each named executive officer relative to his individual responsibilities and capabilities. While the Compensation Committee does consider our stock price performance, the Compensation Committee has not utilized it as the only measure of our financial performance, or the performance of our named executive officers, given the fact that it may not take into account a variety of factors, including the business conditions within the senior living industry, our long-term strategic direction and goals and general market conditions. Also, in applying these objectives, the Compensation Committee endeavors to achieve consistency with respect to the difference between the compensation of our named executive officers and the compensation of our other officers and employees and such differences found in the companies in our peer group.

Compensation Consultant

During 2013, the Compensation Committee engaged Aon Hewitt as its independent compensation consultant. The Compensation Committee retained Aon Hewitt to review our compensation arrangements for our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary. Aon Hewitt conducted a competitive market study of our compensation arrangements with respect to such named executive officers by evaluating the compensation arrangements of both our self-selected peer group companies and a broader group of industry peer companies selected by Aon Hewitt. Our self-selected peer group companies, which consisted of Assisted Living

Concepts, Inc., Brookdale Senior Living Inc., Emeritus Corporation, Sunrise Senior Living, Inc. and Five Star Quality Care, Inc., was selected by the Compensation Committee and our senior management because these companies have a similar business focus to ours and a similar revenue and/or asset base to ours. The broader group of industry peer companies selected by Aon Hewitt, which consisted of Addus Homecare Corp., Advocat, Inc., Almost Family, Inc., Integrated America, Inc., LHC Group, Inc., Metropolitan Health Networks, Inc., National Healthcare Corporation, Providence Service Corporation, Radiation Therapy Services Holdings, Inc., Skilled Healthcare Group, Inc., The Ensign Group, Inc., and U.S. Physical Therapy, Inc., was selected by Aon Hewitt because these companies are within our industry and have similar revenues to us. Aon Hewitt reported directly to our Compensation Committee for purposes of advising it on the compensation arrangements for these named executive officers. The Compensation Committee evaluated the independence of Aon Hewitt and concluded that Aon Hewitt is independent and presents no conflict of interest.

Based on the results of its competitive market analysis, Aon Hewitt recommended, and the Compensation Committee approved for fiscal 2013, (i) increasing the base salary of our Senior Vice President, General Counsel and Secretary in order to better align such base salary with market practice, and (ii) increasing the variable pay elements (target bonus and long-term incentives) of our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary, in order to increase our competitive posture in the healthcare marketplace. Aon Hewitt also recommended implementing a performance-based annual incentive opportunity for our Senior Vice President, General Counsel and Secretary similar to that available to our other eligible named executive officers, and an annual grant of long-term incentives for each of our executive officers. The Compensation Committee reviewed and discussed these additional recommendations and will consider implementing them in the future.

The Compensation Committee also engaged Aon Hewitt to review our director compensation program. See “2013 Director Compensation” below.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers.

BASE SALARY

The base salaries of our named executive officers is established pursuant to the terms of each executive’s employment agreement and is subject to an annual increase. Base salaries are paid in cash and are intended to reward our named executive officers for their performance during the fiscal year relative to their authority and responsibilities in their respective positions with us.

In the fourth quarter of each year, the Compensation Committee typically establishes a percentage range within which the base salary for our named executive officers for the upcoming year may increase from the preceding year. In determining this percentage range, the Compensation Committee typically reviews information and reports compiled by independent third parties, including any compensation consultants engaged by the Compensation Committee during such year, and generally targets the base salaries of our named executive officers to be comparable to the base salaries of members of management and executive officers with comparable duties and responsibilities at other similar companies. For 2013, the Compensation Committee set such percentage range at 2.5% - 3.0%.

At each quarterly meeting, the Compensation Committee typically reviews a list of those senior executives, including our named executive officers, whose employment agreements have anniversary dates arising in the upcoming quarter and authorizes our senior management to approve base salary increases for each such individual in its discretion within such percentage range. Each annual performance and compensation review takes place at the same quarterly meeting of the Compensation Committee at which it is authorized. In exercising its discretion, our senior management typically considers each such executive’s historical performance in his or her position with us, as reflected by the results of the annual performance and compensation review, as well as our financial performance within each such executive’s sphere of influence. Following such evaluation, if our senior management determines that the amount of any increase to an executive’s base salary should be greater or less than the increase permitted by the percentage range, then our senior management informs the Compensation Committee of its recommendation. Then, the Compensation Committee ultimately determines the amount of the increase based upon both the recommendations of our senior management and its review of information and reports compiled by independent third parties as to the base salaries of executives with comparable duties and responsibilities at other similar companies. Any increase to the base salary of the executive is typically effective as of the beginning of the pay period immediately following the anniversary date of such executive’s employment agreement.

The Compensation Committee believes that the members of our senior management are the most appropriate individuals to conduct the annual performance and compensation reviews by virtue of their role in overseeing the day-to-day performance of our senior executives, other than our Chief Executive Officer. The Compensation Committee believes that the members of our senior management are also the most appropriate individuals to ultimately determine the amount of the annual base salary increases within the established percentage range since each member occupies a position with us that provides the requisite knowledge and experience to properly evaluate the performance of our senior executives, including our named executive officers, in their respective positions with us and in the context of our overall performance. Whenever our senior management considers increasing the base salary of a member of our senior management, such individual is not permitted to participate in the deliberations of our senior management relating to the increase in base salary.

For a further description of the base salaries paid to our named executive officers for 2013, please refer to the Summary Compensation Table beginning on page 37 of this proxy statement.

PERFORMANCE BONUS

Bonuses are typically awarded to our named executive officers, other than Messrs. Brickman and Solari, annually pursuant to the incentive compensation plan, which we refer to as our “Incentive Compensation Plan.” The purpose of the Incentive Compensation Plan is to assist us in employing and retaining certain of our named executive officers by providing them with a competitive compensation opportunity based upon the achievement of specified performance objectives that the Compensation Committee identifies as having a direct relation to the accomplishment of our business plan for the applicable year.

Under the Incentive Compensation Plan, performance bonuses are typically targeted at a pre-determined percentage of each eligible named executive officer’s base salary for such year. These percentages are typically established by the Compensation Committee based upon (i) its general review of publicly-available information with respect to similar programs offered by the companies in our peer group, and (ii) each officer’s ability, by virtue of his position with us, to exert a significant influence over the factors upon which performance bonuses under the Incentive Compensation Plan are contingent. In 2013, the Compensation Committee also reviewed the market analysis and reports of Aon Hewitt described above in connection with establishing the performance bonus percentages. For 2013, the bonus opportunities under the Incentive Compensation Plan for Messrs. Cohen, Johannessen and Beattie were as follows:

Named Executive Officer	2013 Minimum Bonus		2013 Target Bonus		2013 Maximum Bonus
	% of Base Salary	Amount	% of Base Salary	Amount	% of Base Salary	Amount
Lawrence A. Cohen	82.6%	$581,523	100.0%	$704,109	150.0%	$1,056,164
Keith N. Johannessen	50.2%	$208,383	70.0%	$290,457	105.0%	$435,685
Ralph A. Beattie	45.7%	$177,172	60.0%	$232,432	90.0%	$348,647

The minimum bonus award opportunities in the table above reflect the amounts the eligible named executive officers would receive if the targeted level of performance was not achieved but the threshold level of performance was satisfied. For 2013, with respect to corporate goals, a threshold level of performance was set for the CFFO per share target (90% of the targeted amount), adjusted EBITDAR target (90% of the targeted amount), and aggregate transaction value target (33% of the targeted amount). For 2013, with respect to individuals goals, a threshold level of performance was set for Mr. Cohen’s CFFO per share target (90% of the targeted amount), Mr. Johannessen’s Facility NOI target (90% of the targeted amount), and Mr. Beattie’s acquisition financing target (33% of the targeted amount) and Controllable G&A target (90% of the targeted amount). More information regarding these threshold amounts is set forth in the tables below.

During the first quarter of each year, our senior management typically makes recommendations to the Compensation Committee regarding the percentage allocations to be made among the above-described categories for the year based upon its determination as to the relative importance that the goals in each such category should bear to the goals in the other categories in order to achieve our business plan for the applicable year. In addition, for each category that contains multiple goals, our senior management also typically makes recommendations to the Compensation Committee regarding the percentage allocations among the goals within each such category based upon its determination as to the relative importance that the goals in each such category should bear to the other goal(s) in such category in order to achieve our business plan for the applicable year. The Compensation Committee typically takes into account these recommendations from our senior management due to the fact that the members of our senior management are primarily responsible for the establishment of our business plan each year.

By approving the Incentive Compensation Plan in the first quarter of each year, the Compensation Committee and our senior management may examine the performance of each of our eligible named executive officers during the previous year, establish performance goals for our eligible named executive officers relative to such performance, and determine the financial performance targets for the new fiscal year based in part upon the previous year’s performance. At any time during the performance period, the Compensation Committee has the discretion to adjust the performance targets upon the occurrence of unforeseen developments, changes in market conditions, changes in our business plan, changes in the Compensation Committee’s compensation philosophy or objectives or otherwise. In May 2013, the Compensation Committee amended the Incentive Compensation Plan for 2013 to adjust the corporate CFFO per share performance target from $1.51 to $1.31 in order to account for the exclusion of non-recurring or non-economic items relating to the benefits associated with a cost segregation study which lowered taxable income and resulted in significant tax savings to the Company. Corresponding adjustments were also made to our Chief Executive Officer’s individual CFFO per share performance target and the excess CFFO per share performance opportunities.

The Compensation Committee typically meets annually to determine, among other things, whether performance bonuses are to be paid under the Incentive Compensation Plan to any of our eligible named executive officers based upon our achievement, or any eligible named executive officer’s individual achievement, as applicable, of any performance objective of the Incentive Compensation Plan during the previous year (provided that performance bonuses awardable pursuant to metrics that are determined on a quarterly basis are considered by the Compensation Committee at their quarterly meetings). In 2013, the only performance bonuses considered at the Compensation Committee’s quarterly meetings were those awardable pursuant to the aggregate acquisition transaction value target discussed below. The payment of performance bonuses, if any, to the eligible named executive officers is normally made, subject to payroll taxes and tax withholdings, in the pay period immediately following the date of such determination by the Compensation Committee.

The Incentive Compensation Plan represents the Compensation Committee’s determination that, although a substantial portion of the performance bonus opportunity for our eligible named executive officers should be dependent upon measures that are reflective of our overall financial performance, the Incentive Compensation Plan should also reward the individual contributions of each eligible named executive officer for the achievement of elements of our business plan that are within such individual’s sphere of influence. In determining the corporate and individual performance metrics under our Incentive Compensation Plan, the Compensation Committee endeavors to undertake a thoughtful process to establish performance metrics that will reflect a balanced approach for measuring our annual performance. This process typically includes a general review of publicly-available compensation information with respect to similar programs utilized by the companies in our peer group and discussions with research analysts covering our industry and our stockholders as to the most appropriate measures for measuring the performance and valuations of companies in our industry. In 2013, the Compensation Committee also reviewed the market analysis and reports of Aon Hewitt described above in determining the corporate and individual performance metrics under our Incentive Compensation Plan. During the first quarter of 2013, the Compensation Committee met twice during which it considered the most appropriate performance targets for the 2013 fiscal year and whether adjustments should be made to the structure of the Incentive Compensation Plan, in light of the objectives that the Compensation Committee has established for our executive compensation program.

Corporate Goals.    Of the performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent upon our achievement of certain objectively verifiable measures of our performance for the applicable year. These corporate goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the related corresponding metrics that our senior management believes are directly related to the achievement of our business plan for that year. Typically, two or three distinct corporate goals are established, and of the percentage of the performance bonus amount that is contingent upon the achievement of such corporate goals, varying percentages of such amount are allocated by the Compensation Committee to each corporate goal.

Under the Incentive Compensation Plan for 2013, our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer were eligible to receive a target cash performance bonus equal to 75%, 53% and 45%, respectively, of their base salaries for 2013 based upon our achievement of three distinct corporate goals with respect to Cash From Facility Operations, or CFFO, per share, adjusted EBITDAR, and the aggregate transaction value of our acquired senior housing communities during 2013. The table below sets forth the target performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2013 with respect to the achievement of these corporate goals.

Named Executive Officer	% of Base Salary	Amount
Lawrence A. Cohen	75.0%	$528,082
Keith N. Johannessen	53.0%	$219,917
Ralph A. Beattie	45.0%	$174,324

CFFO Per Share.    First, of the target bonus percentage attributable to the achievement of corporate goals, 34%, 26% and 23% for our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer, respectively, was based upon our achievement of a CFFO per outstanding share target during 2013, which was viewed as a challenging performance target. For purposes of the Incentive Compensation Plan for 2013, CFFO was defined as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities and recurring capital expenditures, excluding any income tax benefit from our cost segregation study. Recurring capital expenditures included expenditures capitalized in accordance with GAAP that were funded from reserves pursuant to our mortgage loans and leases.

The target level of performance under the CFFO portion of the Incentive Compensation Plan for 2013 was CFFO per share of $1.31, which was based on our internal business plan. Achievement of the target level of CFFO per share would result in Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer receiving a bonus equal to 34%, 26% and 23%, respectively, of their base salaries for 2013. Achievement of 90% of the target level of CFFO per share would result in 90% of the portion of the award subject to such performance target being earned by our eligible named executive officers. If this threshold level of CFFO per share performance was attained but the target level was not attained, the earned portion of the award subject to CFFO per share performance would be prorated between 90% and 100% based upon our actual CFFO per share results reported for 2013. If we did not achieve 90% of the target level of CFFO per share, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2013 with respect to the CFFO per share performance target. As our CFFO per share for 2013 was $1.39 (as calculated pursuant to the Incentive Compensation Plan for 2013), which was approximately 106% of the target amount, the target was achieved and the amounts listed below at the 100% level were awarded to such named executive officers.

Lawrence A. Cohen

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.18	90.0%	30.6%	$215,457
$1.31	100.0%	34.0%	$239,397

Keith N. Johannessen

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.18	90.0%	23.4%	$97,096
$1.31	100.0%	26.0%	$107,884

Ralph A. Beattie

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.18	90.0%	20.7%	$80,189
$1.31	100.0%	23.0%	$89,099

Adjusted EBITDAR.    Second, of the target bonus percentage attributable to the achievement of corporate goals, 28%, 18% and 15% for our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer, respectively, was based upon our achievement of an adjusted EBITDAR target during 2013, which was viewed as a challenging performance target. For purposes of the Incentive Compensation Plan for 2013, adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense and provision for bad debts.

The target level of performance under the adjusted EBITDAR portion of the Incentive Compensation Plan for 2013 was $123,126,000, which was based on our internal business plan. Achievement of the target level of adjusted EBITDAR would result in our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer receiving a bonus equal to 28%, 18% and 15%, respectively, of their base salaries for 2013. Achievement of 90% of the target level of adjusted EBITDAR would result in 90% of the portion of the award subject to such performance target being earned by our eligible named executive officers. If this threshold level of adjusted EBITDAR performance was attained but the target level was not attained, the earned portion of the award subject to adjusted EBITDAR performance would be prorated between 90% and 100% based upon our actual adjusted EBITDAR results reported for 2013. If we did not achieve 90% of the target level of adjusted EBITDAR, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2013 with respect to the adjusted EBITDAR performance target. As our adjusted EBITDAR was $119,561,000 for 2013, which was approximately 97.1% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon our adjusted EBITDAR results for 2013, and the amounts listed below at the 97.1% level were awarded to such named executive officers.

Lawrence A. Cohen

Adjusted EBITDAR	% of Adjusted EBITDAR Target	Bonus as % of Base Salary	Amount
$110,813,400	90.0%	25.2%	$177,436
$119,561,000	97.1%	27.2%	$191,447
$123,126,000	100.0%	28.0%	$197,151

Keith N. Johannessen

Adjusted EBITDAR	% of Adjusted EBITDAR Target	Bonus as % of Base Salary	Amount
$110,813,400	90.0%	16.2%	$67,220
$119,561,000	97.1%	17.5%	$72,531
$123,126,000	100.0%	18.0%	$74,689

Ralph A. Beattie

Adjusted EBITDAR	% of Adjusted EBITDAR Target	Bonus as % of Base Salary	Amount
$110,813,400	90.0%	13.5%	$52,297
$119,561,000	97.1%	14.6%	$56,442
$123,126,000	100.0%	15.0%	$58,108

Aggregate Value of Transactions.    Third, of the target bonus percentage attributable to the achievement of corporate goals, 13%, 9% and 7% for our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer, respectively, was based upon our achievement of an aggregate transaction value target with respect to our acquired senior housing communities during 2013, which was viewed as a challenging performance target. The target level of performance under the aggregate value of transactions portion of the Incentive Compensation Plan for 2013 was $100,000,000 (excluding any acquisition of our wholly-owned communities), which was based on our internal business plan. 33% of such award would be earned upon our acquisition of an aggregate of $50,000,000 of senior housing communities during 2013, and 66% of such award would be earned upon our acquisition of an aggregate of $75,000,000 of senior housing communities during 2013. If we did not acquire senior housing communities with an aggregate value of at least $50,000,000 during 2013, no amounts would be paid to our eligible named executive officers with respect to this bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2013 with respect to the aggregate transaction value performance target. As we acquired senior housing communities with an aggregate transaction value of $150,391,000 during 2013, the target was achieved and the amounts listed below at the 100% level were awarded to such named executive officers.

Lawrence A. Cohen

Aggregate Transaction Value	% of Target Bonus	Bonus as a % of Base Salary	Amount
$50,000,000	33.0%	4.3%	$30,206
$75,000,000	66.0%	8.6%	$60,412
$100,000,000	100.0%	13.0%	$91,534

Keith N. Johannessen

Aggregate Transaction Value	% of Target Bonus	Bonus as a % of Base Salary	Amount
$50,000,000	33.0%	3.0%	$12,324
$75,000,000	66.0%	5.9%	$24,647
$100,000,000	100.0%	9.0%	$37,344

Ralph A. Beattie

Aggregate Transaction Value	% of Target Bonus	Bonus as a % of Base Salary	Amount
$50,000,000	33.0%	2.3%	$8,949
$75,000,000	66.0%	4.6%	$17,897
$100,000,000	100.0%	7.0%	$27,117

Excess CFFO Per Share.    Under the Incentive Compensation Plan for 2013, our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer were also eligible to receive an additional cash bonus in excess of the target bonus amounts of up to 50%, 35% and 30%, respectively, of their base salaries for 2013 to the extent our CFFO per share for 2013 exceeded the target amount of $1.31 per share by at least 5% (i.e., CFFO per share of $1.38 or more). If our actual CFFO per share did not exceed the target CFFO per share amount by 5%, no amounts would be paid to the eligible named executive officers with respect to this additional bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2013 with respect to the excess CFFO per share additional bonus opportunity. As our CFFO per share for 2013 was $1.39 (as calculated pursuant to the Incentive Compensation Plan for 2013), which was approximately 106% of the target amount, each eligible named executive officer received the amounts listed at the 105% level below.

Lawrence A. Cohen

CFFO Per Share	CFFO Per Share Excess of Target	Bonus as % of Base Salary	Amount
$1.38	105.0%	10.0%	$70,411
$1.45	110.0%	20.0%	$140,822
$1.52	115.0%	30.0%	$211,233
$1.60	120.0%	40.0%	$281,644
$1.68	125.0%	50.0%	$352,055

Keith N. Johannessen

CFFO Per Share	CFFO Per Share Excess	Bonus as % of Base Salary	Amount
$1.38	105.0%	7.0%	$29,046
$1.45	110.0%	14.0%	$58,091
$1.52	115.0%	21.0%	$87,137
$1.60	120.0%	28.0%	$116,183
$1.68	125.0%	35.0%	$145,228

Ralph A. Beattie

CFFO Per Share	CFFO Per Share Excess	Bonus as % of Base Salary	Amount
$1.38	105.0%	6.0%	$23,243
$1.45	110.0%	12.0%	$46,486
$1.52	115.0%	18.0%	$69,729
$1.60	120.0%	24.0%	$92,973
$1.68	125.0%	30.0%	$116,216

Individual Goals.    Of the performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent upon the eligible named executive officer’s achievement of certain objectively verifiable individual goals within such named executive officer’s sphere of influence for the applicable year. These individual goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the corresponding measures therefor that our senior management believes are directly related to the achievement of our business plan for that year. Typically, several distinct individual goals are established for each eligible named executive officer, and of the percentage of the performance bonus amount that is contingent upon the achievement of such individual goals, varying percentages of such amount are allocated by the Compensation Committee to each individual goal based upon the recommendations of our senior management.

Under the Incentive Compensation Plan for 2013, our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer were eligible to receive a target cash performance bonus equal to 25%, 17% and 15%, respectively, of their base salaries for 2013 based upon the achievement of individual goals. The table below sets forth the target performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2013 with respect to the achievement of individual goals.

Named Executive Officer	% of Base Salary	Amount
Lawrence A. Cohen	25.0%	$176,027
Keith N. Johannessen	17.0%	$70,539
Ralph A. Beattie	15.0%	$58,108

Lawrence A. Cohen

CFFO Per Share.    With respect to our Chief Executive Officer, the entire target bonus percentage attributable to the achievement of individual goals was based upon our achievement of a CFFO per outstanding share target during 2013, upon the same terms and conditions as described above regarding the corporate goals portion of the Incentive Compensation Plan for 2013. The Compensation Committee determined to establish a separate individual CFFO per share bonus opportunity for our Chief Executive Officer based upon its belief that our Chief Executive Officer, by virtue of his position with us, exerts a more significant influence as compared to the other eligible named executive officers over this important performance metric.

Achievement of the target level of CFFO per share under the Incentive Compensation Plan for 2013, or CFFO per share of $1.31, would result in our Chief Executive Officer receiving a bonus equal to 25% of his base salary for 2013. Achievement of 90% of the target level of CFFO per share would result in 90% of the portion of the award subject to such individual performance target being earned by our Chief Executive Officer. If this threshold level of CFFO per share performance was attained but the target level was not attained, the earned portion of the award subject to individual CFFO per share performance would be prorated between 90% and 100% based upon our actual CFFO per share results reported for 2013. If we did not achieve 90% of the target level of CFFO per share, no amounts would be paid to our Chief Executive Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our Chief Executive Officer under the Incentive Compensation Plan for 2013 with respect to his individual CFFO per share performance target. As our CFFO per share for 2013 was $1.39 (as calculated pursuant to the Incentive Compensation Plan for 2013), which was approximately 106% of the target amount, the target was achieved and the amount listed below at the 100% level was awarded to our Chief Executive Officer.

CFFO Per Share	% of CFFO Per Share Target	Bonus as % of Base Salary	Amount
$1.18	90.0%	22.5%	$158,424
$1.31	100.0%	25.0%	$176,027

Keith N. Johannessen

Facility NOI.    First, with respect to our President and Chief Operating Officer, of the target bonus percentage attributable to the achievement of individual goals, 8.5% was based upon facility net operating income, or Facility NOI. Facility NOI was defined as facility resident revenue less facility operating expenses, not including management fees, taxes, insurance and casualty losses.

The target level of performance under the Facility NOI portion of the Incentive Compensation Plan for 2013 was $156,000,000, which was based on our internal business plan. Achievement of the target level of Facility NOI under the Incentive Compensation Plan for 2013 would result in our President and Chief Operating Officer receiving a bonus equal to 8.5% of his base salary for 2013. Achievement of 90% of the target level of Facility NOI would result in 90% of the portion of the award subject to such individual performance target being earned by our President and Chief Operating Officer. If this threshold level of Facility NOI was attained but the target level was not attained, the earned portion of the award subject to Facility NOI would be prorated between 90% and 100% based upon our actual Facility NOI results reported for 2013. If we did not achieve 90% of the target level of Facility NOI, no amounts would be paid to our President and Chief Operating Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our President and Chief Operating Officer under the Incentive Compensation Plan for 2013 with respect to his individual Facility NOI performance target. As our Facility NOI was $155,082,436 for 2013, which was approximately 99.4% of the target amount, the 90% threshold level of Facility NOI was attained but the target level was not attained. As a result, the earned portion of the award subject to Facility NOI was prorated based upon our actual Facility NOI results for 2013, and the amount listed below at the 99.4% level was awarded to our President and Chief Operating Officer.

Facility NOI	% of Facility NOI Target	Bonus as % of Base Salary	Amount
$140,400,000	90.0%	7.7%	$31,743
$155,082,436	99.4%	8.4%	$35,062
$156,000,000	100.0%	8.5%	$35,270

Resident Satisfaction.    Second, with respect to our President and Chief Operating Officer, of the target bonus percentage attributable to the achievement of individual goals, 8.5% was based upon our resident satisfaction, which is surveyed each year in our communities by an independent third party. The receipt of a 93% or higher favorable rating in such survey on all properties would result in our President and Chief Operating Officer receiving a bonus equal to 8.5% of his base salary for 2013. If we did not achieve at least a 93% favorable rating on such survey, no amounts would be paid to our President and Chief Operating Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunity of our President and Chief Operating Officer under the Incentive Compensation Plan for 2013 with respect to the resident satisfaction performance target. As our resident satisfaction was 95% for 2013, the target was achieved and the amount listed below was awarded to our President and Chief Operating Officer.

Resident Satisfaction	Bonus as % of Base Salary	Amount
93.0%	8.5%	$35,270

Ralph A. Beattie

Controllable G&A.    First, with respect to our Executive Vice President and Chief Financial Officer, of the target bonus percentage attributable to the achievement of individual goals, 7.5% was based upon our controllable general and administrative expenses — accounting, finance, payroll (excluding benefits), information systems, investor relations and administration, or the Controllable G&A Expenses. The target budget for Controllable G&A Expenses for 2013 was 2.4% of Company’s total revenue, excluding bonus accruals, which was based on our internal business plan. If our Controllable G&A Expenses did not exceed the target budget under the Incentive Compensation Plan for 2013, then our Executive Vice President and Chief Financial Officer would receive a bonus equal to 7.5% of his base salary for 2013. 90% of the bonus would be earned if 90% of the Controllable G&A Expenses target was met, and awards would be prorated between 90% and 100% of the target.

The following table sets forth the cash performance bonus opportunity of our Executive Vice President and Chief Financial Officer under the Incentive Compensation Plan for 2013 with respect to his individual Controllable G&A Expenses performance target. As our Controllable G&A Expenses were 2.4% of Company’s total revenue for 2013, which was equal to the target budget, the performance target was achieved and the amount listed below at the 2.4% Controllable G&A level was awarded to our Executive Vice President and Chief Financial Officer.

Controllable G&A	Bonus as % of Base Salary	Amount
2.66%	6.8%	$26,149
2.4%	7.5%	$29,054

Aggregate Acquisitions With Financing.    Second, with respect to our Executive Vice President and Chief Financial Officer, of the target bonus percentage attributable to the achievement of individual goals, 7.5% was based upon our ability to secure mortgage financing for acquisitions of senior housing communities in 2013. Upon our acquisition of $100,000,000 or more of senior housing communities with mortgage financing in 2013, 100% of the portion of the award subject to acquisition financing target would be earned by our Executive Vice President and Chief Financial Officer. 33% of such award would be earned upon our acquisition of $50,000,000 or more of senior housing communities with mortgage financing in 2013, and 66% of such award would be earned upon our acquisition of $75,000,000 or more of senior housing communities with mortgage financing in 2013. If we did not obtain mortgage financing related to acquisitions of at least $50,000,000 of senior housing communities in 2013, no amounts would be paid to our Executive Vice President and Chief Financial Officer with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our Executive Vice President and Chief Financial Officer under the Incentive Compensation Plan for 2013 with respect to the acquisition financing target. As we acquired $150,391,000 of senior housing communities with acquisition financing in 2013, the target was achieved and the amount listed below at the 100% level was awarded to our Executive Vice President and Chief Financial Officer.

Aggregate Acquisitions With Financing	% of Target Bonus	Bonus as a % of Base Salary	Amount
$50,000,000	33.0%	2.5%	$9,588
$75,000,000	66.0%	5.0%	$19,176
$100,000,000	100.0%	7.5%	$29,054

Other Named Executive Officers.    The Compensation Committee does not believe that the Incentive Compensation Plan is an appropriate method to determine the cash performance bonus that Messrs. Brickman and Solari are entitled to receive each year since the Incentive Compensation Plan has historically been heavily dependent upon measures that are related to the achievement of our overall business plan. The Compensation Committee does not believe that Messrs. Brickman and Solari, in their capacities as our Senior Vice President, General Counsel and Secretary and Vice President — Acquisitions, respectively, are in positions to influence the achievement of our overall business plan each year to the same extent as our other named executive officers. Although Messrs. Brickman and Solari do not participate in the Incentive Compensation Plan, the Compensation Committee has the ability to award annual cash performance bonuses to such named executive officers in its discretion pursuant to the terms of their respective employment agreements.

David R. Brickman

The determination as to whether Mr. Brickman will receive a cash performance bonus with respect to a particular year is typically made by the Compensation Committee in the first quarter of the following year. In determining whether Mr. Brickman is entitled to receive a cash performance bonus, and if so, in what amount, the Compensation Committee typically reviews peer group data, our financial performance for the relevant fiscal year, the past performance of Mr. Brickman, the total cash compensation necessary to retain top executive talent, and the budget for Mr. Brickman’s internal department. Based upon such review, the Compensation Committee decided to award Mr. Brickman a cash performance bonus of $110,000 for 2013.

Joseph G. Solari

For 2013, the Compensation Committee determined that Mr. Solari would be eligible to receive a cash performance bonus of up to 75% of his annual base salary based upon the aggregate value of our completed “qualified acquisitions.” Qualified acquisitions include wholly-owned acquisitions, acquisitions made in joint ventures, long-term management contracts and leases with a term of three or more years but exclude acquisitions of communities we currently operate. The Compensation Committee selected this performance metric based upon the recommendations of our senior management regarding certain strategic initiatives and the corresponding measures therefor that our senior management believed were directly related to the achievement of our business plan for 2013 and were within Mr. Solari’s sphere of influence. These initiatives consisted of helping us identify and complete certain strategic acquisitions that our senior management believed would help generate a meaningful increase in our CFFO and earnings. There were no minimum nor target amounts with respect to this performance bonus opportunity, but rather the performance bonus was awardable in increments of $9,283 per $10,000,000 of completed qualified acquisitions, subject to the cap set forth above. As we completed qualified acquisitions with an aggregate value of $144,091,000 in 2013, Mr. Solari was awarded $129,962 with respect to this performance bonus opportunity.

For a further description of the cash performance bonuses paid to our named executive officers for 2013, please refer to the Summary Compensation Table beginning on page 37 of this proxy statement.

LONG-TERM INCENTIVES

In May 2007, our stockholders approved the Company’s 2007 Omnibus Stock and Incentive Plan, as amended, which we refer to as the “2007 Stock Incentive Plan.” Upon approval of the 2007 Stock Incentive Plan, the Company’s 1997 Omnibus Stock and Incentive Plan terminated and no additional awards will be granted under that plan. Awards granted under the 2007 Stock Incentive Plan may be made at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, restricted share awards, stock appreciation rights, cash awards and performance-based equity and cash awards. Pursuant to the terms of the 2007 Stock Incentive Plan, our Chief Executive Officer and each of our four highest paid employees as of December 31, 2013 are not eligible to receive awards under the 2007 Stock Option Plan in any fiscal year exceeding 250,000 shares.

In determining the amount and types of long-term incentive awards to be granted to our named executive officers, the Compensation Committee primarily relies upon:

•	objective data with respect to the size and/or the financial impact of the transaction(s), if any, giving rise to such long-term incentive award;

•

its own judgment with respect to the contributions of our named executive officers to such transaction(s) giving rise to the long-term incentive award, if any, which may involve input from members of our senior management;

•	publicly-available information with respect to long-term incentive awards paid to named executive officers at companies in our peer group;

•	reports and analysis provided by any compensation consultants engaged by the Compensation Committee during such year;

•	the amount of equity held by each named executive officer, including the amount of any unvested equity awards; and

•	the amount of cash compensation, in the form of base salary and cash performance bonus, that each named executive officer is eligible to earn for the relevant fiscal year.

On March 6, 2013, the Compensation Committee, after taking into account the foregoing factors, granted our named executive officers shares of restricted stock and shares of performance-based restricted stock in the amounts set forth in the table below.

Name	Number of Shares of Restricted Stock	Number of Shares of Performance-Based Restricted Stock
Lawrence A. Cohen	50,000	50,000
Keith N. Johannessen	40,000	40,000
Ralph A. Beattie	25,000	25,000
David R. Brickman	15,000	15,000
Joseph G. Solari	5,000	—

The shares of restricted stock are scheduled to vest in three installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, subject to the named executive officer’s continued employment by us. The shares of performance-based restricted stock are scheduled to vest in three installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, subject to the named executive officer’s continued employment by us and our achievement of certain adjusted EBITDAR performance targets that were established by the Compensation Committee for each of fiscal 2013, fiscal 2014 and fiscal 2015, and are primarily designed to encourage our named executive officers to focus on our long-term performance. The Compensation Committee selected an adjusted EBITDAR target because it believes this metric provides a balanced approach for measuring long-term Company performance. In addition, this metric is used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense, and provision for bad debt. For fiscal 2013, the vesting of 33% of the performance shares was subject to our achievement of adjusted EBITDAR of at least $123,100,000 million, which was based on our internal business plan and was viewed as a challenging performance target. If we achieved 90% of the target level of adjusted EBITDAR (i.e., adjusted EBITDAR of $110,790,000), then 90% of the performance shares subject to such performance target would vest. If we attained this threshold level of adjusted EBITDAR performance but did not attain the target level, then the performance shares subject to such performance target would be prorated between 90% and 100% based upon our actual adjusted EBITDAR for 2013. If we did not achieve 90% of the targeted level of adjusted EBITDAR, then the shares subject to such performance target would be forfeited. As our adjusted EBITDAR was $119,561,000 for fiscal 2013, which was approximately 97.1% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon our adjusted EBITDAR results for 2013, and (i) 16,022, 12,818, 8,011, and 4,806 shares with respect to this performance-based award vested to Messrs. Cohen, Johannessen, Beattie and Brickman, respectively, and (ii) 478, 382, 239 and 144 shares with respect to this performance-based award were forfeited by Messrs. Cohen, Johannessen, Beattie and Brickman, respectively.

Except as described above, the Compensation Committee did not to grant any equity awards to our named executive officers for 2013.

In addition, in March 2011 the Compensation Committee granted Messrs. Cohen, Johannessen, Beattie and Brickman, 100,000, 80,000, 50,000 and 30,000 shares of performance-based restricted stock. These shares were scheduled to vest in three installments of 33%, 33% and 34% on March 1, 2012, March 1, 2013 and March 1, 2014, respectively, subject to the named executive officer’s continued employment by us and our achievement of certain adjusted EBITDAR performance targets that were established by the Compensation Committee for each of fiscal 2011, fiscal 2012 and fiscal 2013 and are primarily designed to encourage our named executive officers to focus on our long-term performance. For fiscal 2013, the vesting of 34% of the performance shares was subject to our achievement of adjusted EBITDAR of $139,700,000, which was based on our internal business plan and was viewed as a challenging performance target. If we achieved 90% of the target level of adjusted EBITDAR (i.e., adjusted EBITDAR of $125,730,000), then 90% of the performance shares subject to such performance target would vest. If we attained this threshold level of adjusted EBITDAR performance but did not attain the target level, then the performance shares subject to such performance target would be prorated between 90% and 100% based upon our actual adjusted EBITDAR for 2013. If we did not achieve 90% of the targeted level of adjusted EBITDAR, then the shares subject to such performance target would be forfeited. As our adjusted EBITDAR for fiscal 2013 was $119,561,000, we did not achieve the targeted level or the threshold level of adjusted EBITDAR performance, and as a result, 34,000, 27,200, 17,000, 10,200 shares with respect to this performance-based award did not vest and were forfeited by Messrs. Cohen, Johannessen, Beattie and Brickman, respectively.

For a description of the long-term incentives awarded to our named executive officers for 2013, please refer to the 2013 Grants of Plan-Based Awards Table beginning on page 38 of this proxy statement.

SEVERANCE ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers which, among other things, provide for severance benefits upon the occurrence of certain events. Our employment agreements with Messrs. Brickman, Cohen and Johannessen were each originally entered into in connection with our initial public offering in 1997 and have been modified several times as the agreements have come up for renewal. Leading up to our initial public offering, the Board, based upon input received from legal counsel, determined that it was in our best interests to implement a severance plan structure pursuant to which severance benefits would be payable to members of our executive and senior management, including such named executive officers, upon the occurrence of certain events. In determining the measures to use to calculate the amounts payable upon the happening of certain events and the types of events that would trigger a payment obligation under the severance plan structure, the Board relied in large part upon both input received from legal counsel and publicly-available information with respect to the severance practices of similarly-situated companies.

Upon the commencement of Mr. Beattie’s employment with us in 1999 and Mr. Solari’s employment with us in 2010, we entered into employment agreements with such named executive officers. In the course of negotiating these employment agreements, we relied upon publicly-available information with respect to the severance practices of the companies in our peer group in order to determine the measures to use to calculate the amounts payable upon the occurrence of certain events and the types of events that would trigger a payment obligation. In addition, the Compensation Committee also sought to achieve a degree of consistency with respect to the severance benefits available to our other named executive officers.

The Compensation Committee believes that such severance benefits advance the objectives of our executive compensation program by facilitating our ability to employ, retain and reward executives who are capable of leading us to achieve our business objectives. In addition, the Compensation Committee believes that formalizing such severance benefits provides certainty in terms of our obligations to our named executive officers in the event that our relationship with such individuals is severed. Any time that the Compensation Committee considers the amount and mix of total compensation to be paid to our named executive officers it considers, among other things, the severance payments that each named executive officer would be entitled to receive upon the occurrence of the specified events. The Compensation Committee considers such information a relevant factor in analyzing proposed compensation arrangements, including raises in salary, bonus opportunities and grants of long-term incentive awards.

For a more detailed description of the severance arrangements for our named executive officers, please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 42 of this proxy statement.

PERQUISITES AND OTHER PERSONAL BENEFITS

Our named executive officers are eligible to participate in certain benefit plans that are generally available to all of our employees. The benefits available under such plans are the same for all of our employees, including our named executive officers, and include medical and dental coverage, long-term disability insurance and supplemental life insurance. In addition, all of our employees, including our named executive officers, are eligible to participate in our 401(k) plan, which is the only retirement benefit which we provide to our named executive officers. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 100% of the named executive officer’s contributions, but subject to a cap of 2% of the named executive officer’s base salary. In determining the amount of such matchable contributions to the 401(k) plan, we rely primarily on publicly-available information with respect to the practices employed by the companies in our peer group.

Historically, our executive compensation program has contained limited perquisites. Other than the receipt of an automobile allowance by Mr. Cohen of approximately $500 per month, our named executive officers did not receive any special perquisites during 2013.

The Compensation Committee has determined to offer the above-described perquisites and other benefits in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated companies in the senior living industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such perquisites and other benefits in the context of the total compensation our named executive officers are eligible to receive. However, given the fact that such perquisites and other benefits represent a relatively insignificant portion of our named executive officers’ total compensation, such items do not materially influence the Compensation Committee’s decisions with respect to other elements of compensation available to our named executive officers.

For a description of the perquisites and other personal benefits received by our named executive officers during 2013, please refer to the Summary Compensation Table beginning on page 37 of this proxy statement.

Risk-Related Compensation Policies and Practices

As part of its oversight of our executive and non-executive compensation programs, the Compensation Committee considers the impact of our compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, we review all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A related to the Annual Meeting for filing with the SEC.

Compensation Committee

JAMES A. MOORE, CHAIRMAN

CRAIG F. HARTBERG

MICHAEL W. REID

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation(2)	Total
Lawrence A. Cohen, Vice Chairman of the Board and Chief Executive Officer	2013	$704,109	—	$2,407,000	$768,816	(3)	$6,000	$3,885,925
	2012	$683,601	—	$839,678	$581,061		$6,000	$2,110,340
	2011	$663,690	—	$905,679	$426,089		$6,000	$2,001,458
Keith N. Johannessen, President and Chief Operating Officer	2013	$414,938	—	$1,925,600	$317,137	(4)	$4,900	$2,662,575
	2012	$402,852	—	$721,705	$281,996		$4,900	$1,411,453
	2011	$391,119	—	$697,707	$196,342		$4,900	$1,290,068
Ralph A. Beattie, Executive Vice President and Chief Financial Officer	2013	$387,386	—	$1,203,500	$254,009	(5)	$4,900	$1,849,795
	2012	$376,103	—	$412,479	$225,662		$5,115	$1,019,359
	2011	$365,149	—	$445,482	$183,304		$4,900	$998,835
David R. Brickman, Senior Vice President, General Counsel and Secretary	2013	$292,755	$110,000	$722,100	—		$4,384	$1,129,239
	2012	$254,375	$100,000	$268,800	—		$4,077	$627,252
	2011	$250,000	$75,000	$250,200	—		$4,167	$579,367
Joseph G. Solari, Vice President — Acquisitions	2013	$187,514	—	$120,350	$129,962	(6)	$3,750	$441,576
	2012	$182,053	—	—	$137,830		$3,785	$323,668
	2011	$176,750	—	$125,985	$37,500		—	$340,235

(1)	Amounts reflect the aggregate fair value of awards of restricted stock computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (formerly, FASB Statement 123R, “ASC 718”). Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 3, 2014. Represents (i) 50,000, 40,000, 25,000, 15,000 and 5,000 shares of restricted stock that were granted to Messrs. Cohen, Johannessen, Beattie, Brickman and Solari, respectively, on March 6, 2013 under the 2007 Stock Incentive Plan, which vest in three installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, and (ii) 50,000, 40,000, 25,000 and 15,000 shares of restricted stock that were granted to Messrs. Cohen, Johannessen, Beattie and Brickman, respectively, on March 6, 2013 under the 2007 Stock Incentive Plan, which vest in three installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, provided the Company achieves certain performance measures with respect to fiscal 2013, fiscal 2014 and fiscal 2015.

(2)	The amounts in this column reflect auto allowances with respect to Mr. Cohen only and annual contributions or other allocations by us to our 401(k) plan with respect to our other named executive officers.

(3)	This amount reflects the cash performance bonus received by Mr. Cohen under our Incentive Compensation Plan for 2013. Please see “Compensation Discussion and Analysis — Forms of Compensation — Performance Bonus” above for more information.

(4)	This amount reflects the cash performance bonus received by Mr. Johannessen under our Incentive Compensation Plan for 2013. Please see “Compensation Discussion and Analysis — Forms of Compensation — Performance Bonus” above for more information.

(5)	This amount reflects the cash performance bonus received by Mr. Beattie under our Incentive Compensation Plan for 2013. Please see “Compensation Discussion and Analysis — Forms of Compensation — Performance Bonus” above for more information.

(6)	This amount reflects the cash performance bonus received by Mr. Solari for 2013, which was based upon the aggregate value of the Company’s completed “qualified acquisitions” in 2013. Please see “Compensation Discussion and Analysis — Forms of Compensation — Performance Bonus” above for more information.

2013 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers in 2013. The estimated possible payouts under non-equity incentive plan awards represent the bonus award opportunities granted to our eligible named executive officers in 2013 under the Incentive Compensation Plan.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Lawrence A. Cohen	3/6/13	—	—	—	—	—	—	50,000	—	—	$1,203,500
	3/6/13	—	—	—	45,000	50,000	—	—	—	—	$1,203,500
	3/5/13	$581,523	$704,109	$1,056,164	—	—	—	—	—	—	—
Keith N. Johannessen	3/6/13	—	—	—	—	—	—	40,000	—	—	$962,800
	3/6/13	—	—	—	36,000	40,000	—	—	—	—	$962,800
	3/5/13	$208,383	$290,457	$435,685	—	—	—	—	—	—	—
Ralph A. Beattie	3/6/13	—	—	—	—	—	—	25,000	—	—	$601,750
	3/6/13	—	—	—	22,500	25,000	—	—	—	—	$601,750
	3/5/13	$177,172	$232,432	$348,647	—	—	—	—	—	—	—
David R. Brickman	3/6/13	—	—	—	—	—	—	15,000	—	—	$361,050
	3/6/13	—	—	—	13,500	15,000	—	—	—	—	$361,050
Joseph G. Solari	3/6/13	—	—	—	—	—	—	5,000	—	—	$120,350

(1)	These columns show the value of the possible payouts of the incentive bonuses under the Incentive Compensation Plan for 2013 for each eligible named executive officer if the minimum (or threshold), target and maximum performance levels are achieved. The potential payout is performance-based and driven by Company and individual performance. The actual amount of the incentive bonuses paid pursuant to the Incentive Compensation Plan for 2013 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Messrs. Brickman and Solari did not participate in the Incentive Compensation Plan for 2013.

(2)

Represents shares of restricted stock that were granted on March 6, 2013, which vest in installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, provided the Company satisfies certain adjusted EBITDAR performance targets with respect to fiscal 2013, fiscal 2014 and fiscal 2015. If the Company achieves 90% of the target level of adjusted EBITDAR, then 90% of the performance shares subject to such performance target will vest. If the Company attains this threshold level of adjusted EBITDAR performance but does not attain the target level, then the performance shares subject to such performance target will be prorated between 90% and 100% based upon the Company’s actual adjusted EBITDAR for 2013. If the Company does not achieve 90% of the targeted level of adjusted EBITDAR, then the shares subject to such performance target will be forfeited. As the Company’s adjusted EBITDAR was $119,561,000 for fiscal 2013, which was approximately 97.1% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon the Company’s adjusted EBITDAR results for 2013, and (i) 16,022, 12,818, 8,011, and 4,806 shares with respect to this performance-based award vested to Messrs. Cohen, Johannessen, Beattie and Brickman, respectively, and (ii) 478, 382, 239 and 144 shares with respect to this performance-based award were forfeited by Messrs. Cohen, Johannessen, Beattie and Brickman, respectively.

(3)	Represents shares of restricted stock that were granted on March 6, 2013 under the 2007 Stock Incentive Plan, which vest in three installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively.

(4)	Amounts reflect the grant date fair value of the restricted stock awards computed in accordance with ASC 718. The grant date fair value of the restricted stock awards was based on the closing price of our common stock on the grant date of March 6, 2013, which was $24.07 per share.

Employment Agreements

We entered into an employment agreement with Mr. Cohen in November 1996, which was subsequently amended in May 1999, August 2002, January 2003, February 2004 and April 2010. Mr. Cohen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) a minimum annual base salary of $636,366, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Johannessen in November 1996, which was subsequently amended in June 1999, January 2003 and April 2010. Mr. Johannessen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $375,006, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Beattie in May 1999, which was subsequently amended in January 2003 and April 2010. Mr. Beattie’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $350,115, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Brickman in December 1996, which was subsequently amended in December 2000 and January 2003. Mr. Brickman’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary of $146,584, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Solari in July 2010 (effective September 2010). Mr. Solari’s employment agreement was for a one-year term, subject to extension upon mutual consent of Mr. Solari and the Company. The Company and Mr. Solari agreed to extend the term of Mr. Solari’s employment agreement for two years commencing on August 31, 2011 and ending on August 31, 2013. The compensation payable under Mr. Solari’s employment agreement generally consists of (i) an annual base salary of $175,000, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

For a description of the process by which the annual base salary adjustments and the cash performance bonuses are determined, please refer to “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement.

In addition, each of the above-described employment agreements contains severance provisions which provide for certain payments to be made by us to the named executive officers upon the occurrence of certain events that result in termination of employment, including upon a “fundamental change.” Each employment agreement also includes a covenant by the employee not to compete with us during the term of his employment and for a period of one year thereafter. For a description of the severance provisions contained in the employment agreements, please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 42 of this proxy statement.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the named executive officers’ outstanding stock options and restricted stock awards as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lawrence A. Cohen	—	—	—	—	—	50,000	(2)	$1,199,500	—		—
	—	—	—	—	—	67,000	(3)	$1,607,330	—		—
	—	—	—	—	—	947	(4)	$22,719	—		—
	—	—	—	—	—	5,950	(5)	$142,741	—		—
	—	—	—	—	—	—		—	50,000	(6)	$1,199,500
	—	—	—	—	—	—		—	34,000	(7)	$815,660
Keith N. Johannessen	—	—	—	—	—	40,000	(2)	$959,600	—		—
	—	—	—	—	—	60,300	(3)	$1,446,597	—		—
	—	—	—	—	—	403	(4)	$9,668	—		—
	—	—	—	—	—	2,532	(5)	$60,743	—		—
	—	—	—	—	—	—		—	40,000	(6)	$959,600
	—	—	—	—	—	—		—	27,200	(7)	$652,528
Ralph A. Beattie	—	—	—	—	—	25,000	(2)	$599,750	—		—
	—	—	—	—	—	33,500	(3)	$803,665	—		—
	—	—	—	—	—	376	(4)	$9,020	—		—
	—	—	—	—	—	2,364	(5)	$56,712	—		—
	—	—	—	—	—	—		—	25,000	(6)	$599,750
	—	—	—	—	—	—		—	17,000	(7)	$407,830
David R. Brickman	—	—	—	—	—	15,000	(2)	$359,850	—		—
	—	—	—	—	—	23,450	(3)	$562,566	—		—
	—	—	—	—	—	—		—	15,000	(6)	$359,850
	—	—	—	—	—	—		—	10,200	(7)	$244,698
Joseph G. Solari	—	—	—	—	—	5,000	(2)	$119,950	—		—
	—	—	—	—	—	6,290	(8)	$150,897	—		—

(1)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 31, 2013, which was $23.99.

(2)	Represents shares of restricted stock that were granted on March 6, 2013 under the 2007 Stock Incentive Plan, which vest in three installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively.

(3)	Represents shares of restricted stock granted on January 5, 2012 pursuant to the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on January 5, 2013, January 5, 2014 and January 5, 2015, respectively.

(4)	Represents shares of restricted stock granted on March 1, 2011 pursuant to the 2007 Stock Incentive Plan as a result of our achievement of a performance target under our 2010 Incentive Compensation Plan, which shares vest in installments of 33%, 33% and 34% on March 1, 2012, March 1, 2013 and March 1, 2014, respectively.

(5)	Represents shares of restricted stock granted on March 6, 2012 pursuant to the 2007 Stock Incentive Plan as a result of our achievement of a performance target under our 2011 Incentive Compensation Plan, which shares vest in installments of 33%, 33% and 34% on March 6, 2013, March 6, 2014 and March 6, 2015, respectively.

(6)	Represents shares of restricted stock that were granted on March 6, 2013, which vest in installments of 33%, 33% and 34% on March 6, 2014, March 6, 2015 and March 6, 2016, respectively, provided we satisfy certain adjusted EBITDAR performance targets with respect to fiscal 2013, fiscal 2014 and fiscal 2015. As our adjusted EBITDAR for fiscal 2013 was approximately 97.1% of the target amount, the 90% threshold level of adjusted EBITDAR performance was attained but the target level was not attained. As a result, the earned portion of the award subject to adjusted EBITDAR was prorated based upon our adjusted EBITDAR results for 2013, and (i) 16,022, 12,818, 8,011, and 4,806 shares with respect to this performance-based award vested to Messrs. Cohen, Johannessen, Beattie and Brickman, respectively, and (ii) 478, 382, 239 and 144 shares with respect to this performance-based award were forfeited by Messrs. Cohen, Johannessen, Beattie and Brickman, respectively.

(7)	Represents shares of restricted stock granted on March 1, 2011 pursuant to the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34%, provided we satisfy certain adjusted EBITDAR performance targets with respect to fiscal 2011, fiscal 2012 and fiscal 2013, respectively. As we did not achieve the targeted level or the threshold level of adjusted EBITDAR performance for fiscal 2013, all of the shares with respect to this performance-based award did not vest and were forfeited by Messrs. Cohen, Johannessen, Beattie and Brickman.

(8)	Represents shares of restricted stock granted on September 1, 2011 pursuant to the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on September 1, 2012, September 1, 2013 and September 1, 2014, respectively.

2013 OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received in 2013 upon the exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lawrence A. Cohen	100,000	$2,028,759	68,554	$1,466,682
Keith N. Johannessen	56,540	$1,141,123	56,700	$1,204,031
Ralph A. Beattie	—	—	33,881	$724,013
David R. Brickman	41,120	$778,813	17,550	$377,640
Joseph G. Solari	—	—	6,105	$127,106

(1)	The value realized on exercise is based on the difference between the market price of our common stock on the date of exercise, which is calculated based upon the closing price of our common stock on such date, and the exercise price.

(2)	The value realized on vesting is based on the market price of our common stock, which is calculated based upon the closing price of our common stock on the business day immediately preceding the vesting date.

Termination of Employment and Change in Control Arrangements

Employment Agreements

As previously discussed, we have entered into an employment agreement with each of our named executive officers, which, among other things, provides for severance benefits to be paid upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other events that may affect the named executive officer, with the amounts of such benefits varying based upon such individual’s position with us. Each employment agreement contains a non-competition provision. In addition, pursuant to such employment agreements, each named executive officer has agreed that he will not, either during the term of his employment with us or at any time thereafter, divulge, communicate, use to our detriment or for the benefit of another, or make or remove any copies of, our confidential information or proprietary data or information. Such confidentiality obligations do not apply to information which is or becomes generally available to the public other than as a result of disclosure by the named executive officer, is known to him prior to his employment with us from other sources, or is required to be disclosed by law or regulatory or judicial process.

Lawrence A. Cohen

Termination Not in Conjunction with a Fundamental Change.    If we terminate Mr. Cohen’s employment because of death or disability or for any reason other than for “cause,” or if Mr. Cohen voluntarily resigns for “good reason,” then Mr. Cohen will be entitled to:

•

receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	receive payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Cohen shall be deemed to be a resignation for “good reason” if the resignation is based on (i) a material diminution in Mr. Cohen’s duties, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Cohen under his employment agreement or under our stock incentive plan.

A termination of Mr. Cohen’s employment by us shall be deemed to be “for cause” if it is based upon (i) a final, nonappealable conviction of Mr. Cohen for commission of a felony involving moral turpitude, (ii) Mr. Cohen’s willful gross misconduct that causes us material economic harm or that brings substantial discredit to our reputation, or (iii) Mr. Cohen’s material failure or refusal to perform his duties in accordance with his employment agreement, if Mr. Cohen has failed to cure such failure or refusal to perform within 30 days after we notify him in writing of such failure or refusal to perform.

If the employment of Mr. Cohen is terminated for any other reason, then we are to promptly pay Mr. Cohen his base salary and pro-rated annual bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change. If the Mr. Cohen’s employment is terminated in conjunction with a “fundamental change” of us, Mr. Cohen will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Cohen will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination.

Pursuant to his employment agreement, the term “fundamental change” generally means:

•

a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer of all or substantially all of our assets requiring the consent or vote of our stockholders, other than one in which our stockholders have the same proportionate ownership of the surviving corporation immediately after such transaction;

•	the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

•

the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the individuals who (i) at the date of the employment agreement were directors, or (ii) became directors after such date and whose election or nomination was approved by at least two-thirds of the directors then in office who were directors at such date, or whose election or nomination for election was previously so approved; or

•

the acquisition of 20% or more of the voting power of our common stock by any person or group who owned less than 15% of the voting power on the date of the employment agreement, or the acquisition of an additional five percent of the voting power by any person or group who owned at least 15% of such voting power on the date of such employment agreement.

Non-Competition.    Pursuant to his employment agreement, Mr. Cohen has agreed that during the term of his employment with us and for one year thereafter, he will not, directly or indirectly, acquire, develop or operate senior living facilities anywhere in the United States, other than through us and except as otherwise requested by us. Notwithstanding the foregoing, Mr. Cohen’s ownership by of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted.

Keith N. Johannessen and Ralph A. Beattie

Termination Not in Conjunction with a Fundamental Change.    If we terminate Mr. Johannessen’s or Mr. Beattie’s employment because of death or disability or for any reason other than for “cause,” or if Mr. Johannessen or Mr. Beattie voluntarily resigns for “good reason,” then Mr. Johannessen or Mr. Beattie, as applicable, will be entitled to:

•

receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Johannessen or Mr. Beattie shall not be deemed to be voluntary and shall be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in such executive officer’s base salary which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to such executive officer under their respective employment agreements or under our stock incentive plan.

A termination of Mr. Johannessen’s or Mr. Beattie’s employment by us shall be deemed to be “for cause” if it is based upon (i) such executive officer being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by such executive officer to us, including but not limited to embezzlement, or (iii) such executive officer’s failure or refusal to perform their duties in accordance with their respective employment agreements based on a standard of reasonableness.

If Mr. Johannessen’s or Mr. Beattie’s employment is terminated for any other reason, then we are to promptly pay Mr. Johannessen or Mr. Beattie, as applicable, his base salary and annual bonus paid in the past 12 months up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.    If Mr. Johannessen’s or Mr. Beattie’s employment is terminated in conjunction with a “fundamental change” of us, Mr. Johannessen or Mr. Beattie, as applicable, will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that each will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination. Under their employment agreements, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to their employment agreements, Mr. Johannessen and Mr. Beattie each agreed that for one year after termination of their employment and receipt of the last payment pursuant to their employment agreements, they will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Notwithstanding the foregoing, Mr. Johannessen’s or Mr. Beattie’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted. In addition, pursuant to his employment agreement, if Mr. Johannessen’s employment with us is terminated “for cause” or he voluntarily resigns, he shall not be deemed to violate the foregoing restrictions if he accepts and works within the one year period at a position as an on-site administrator or on-site executive director at a nursing or retirement facility for a salary equal to or less than a comparable position at a comparable facility in the area.

David R. Brickman

If we terminate Mr. Brickman’s employment because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Brickman voluntarily resigns for “good reason,” then Mr. Brickman will be entitled to:

•	receive his base salary and annual bonus paid during the past 12 month period for two years from the date of the notice of termination);

•	retain all of his stock options that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Brickman shall not be deemed to be voluntary and shall be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Brickman’s base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Brickman under his employment agreement or under our stock incentive plan.

A termination of Mr. Brickman’s employment by us shall be deemed to be “for cause” if it is based upon (i) Mr. Brickman being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Brickman to us, including, but not limited to, embezzlement, or (iii) Mr. Brickman’s failure or refusal to perform his duties in accordance with his employment agreement based on a standard of reasonableness.

If Mr. Brickman’s employment is terminated for any other reason, then we are to pay Mr. Brickman his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Brickman’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to his employment agreement, Mr. Brickman agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Mr. Brickman’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of these restrictions.

Joseph G. Solari

If we terminate the employment of Mr. Solari because of death or disability or for any reason other than for “cause,” or if Mr. Solari voluntarily resigns for “good reason,” then Mr. Solari will be entitled to:

•	receive his base salary for the balance of the term of the agreement and any earned bonus up to and through the date of termination;

•	retain all stock awards that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Solari shall not be deemed to be voluntary and shall be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Solari’s duties or base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Solari under his employment agreement.

A termination of Mr. Solari’s employment by us shall be deemed to be “for cause” if it is based upon (i) Mr. Solari being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Solari to us, including, but not limited to, embezzlement, or (iii) Mr. Solari’s failure or refusal to perform his duties in accordance with his employment agreement.

If the employment of Mr. Solari is terminated for any other reason, then we are to pay Mr. Solari his base salary and earned bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Non-Competition.    Pursuant to his employment agreement, Mr. Solari agreed that for a period of one year after any termination of his employment and after receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, or are in the process of developing more than three facilities. Mr. Solari’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of these restrictions.

The 2007 Stock Incentive Plan

Pursuant to the 2007 Stock Incentive Plan, in the event of a “change in control” transaction or a “potential change in control” transaction, unless otherwise expressly provided by the Compensation Committee prior to such transaction:

•

all outstanding awards will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be, as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control;” but conditioned upon the occurrence of the “change in control;” and

•

all outstanding options and shares of restricted stock will be cashed out at the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or a “potential change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee, effective as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control.”

For purposes of the 2007 Stock Incentive Plan, a “change in control” generally means the first to occur of:

•

a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;

•

the cessation of control (by virtue of their not constituting a majority of our directors) of our by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•

the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; provided, however, there is no “change in control” for acquisitions where the acquiror is (i) a trustee or other fiduciary holding securities under our employee benefit plan, (i) our wholly-owned subsidiary or a corporation owned, directly or indirectly, by our stockholders in the same proportions as their ownership of our voting securities; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

For purposes of the 2007 Stock Incentive Plan, a “potential change in control” means the first to occur of (i) the approval by our stockholders of an agreement by us, the consummation of which would result in a “change in control,” or (ii) the filing of a Schedule 13G or 13D under the Exchange Act and, within 15 days after such filing, the adoption by the Compensation Committee of a resolution to the effect that a “potential change in control” has occurred for purposes of the 2007 Stock Incentive Plan.

In addition, pursuant to the 2007 Stock Incentive Plan the unexercised portion of an option to purchase shares of our common stock will terminate on, among other things, the date that the holder ceases to be employed by us, if such cessation is for “cause.”

Restricted Stock Award Agreements

When our named executive officers are awarded shares of restricted stock under the 2007 Stock Incentive Plan with time-based vesting provisions, each of them enters into a restricted stock award agreement with us. These restricted stock award agreements generally provide that, if the individual’s employment with us is terminated for any reason before the vesting date for the restricted shares, the restricted shares that have not previously vested shall, automatically and without notice, terminate and be permanently forfeited as of such date. In addition, when our eligible named executive officers are awarded shares of restricted stock under the 2007 Stock Incentive Plan with performance-based vesting provisions, each of them enters into a performance award agreement with us. These performance award agreements generally provide that (1) all rights of the holder to any unvested performance shares will automatically terminate and be permanently forfeited on the date the holder ceases to be employed by us for any reason, except due to death or disability or upon a change in control, and (2) all rights of the holder to the specified percentage of performance shares that do not vest as a result of our failure to achieve the applicable performance measures will automatically terminate and be permanently forfeited. With respect to performance shares that have not been forfeited pursuant to the previous sentence, any vesting restrictions that have not previously lapsed will lapse and all such performance shares will vest on the earlier of the holder’s death, the holder’s disability, or a change in control.

Potential Realizable Value of Equity Awards Upon a Change in Control Without Termination

Under the 2007 Stock Incentive Plan, in the event of a “change in control” or a “potential change in control” the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the 2007 Stock Incentive Plan, assuming that:

•

an event which constituted a “change in control” under the 2007 Stock Incentive, as described above, was consummated on December 31, 2013, the last business day of our fiscal 2013, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 2007 Stock Incentive Plan;

•

the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 2007 Stock Incentive Plan, each as described above, are not applicable to such “change in control” prior to its consummation; and

•	the portion of any award that is accelerated and cashed-out pursuant to the 2007 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

Potential Realizable Value(1)
Lawrence A. Cohen	$4,987,449
Keith N. Johannessen	$4,088,736
Ralph A. Beattie	$2,476,728
David R. Brickman	$1,526,964
Joseph G. Solari	$270,847

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2013, which was $23.99. Assuming that the Compensation Committee, in accordance with the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2013 was $24.28, which was the highest price per share for our common stock on the NYSE on December 23, 2013, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Solari would be $5,047,739, $4,138,162, $2,506,667, $1,545,422 and $274,121, respectively.

Payments Upon Termination Without a Fundamental Change or Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2013, the last business day of our fiscal 2013;

•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2013 has been fully paid to such named executive officer; and

•

such termination was not in connection with an event that constituted a “change in control” under the 2007 Stock Incentive Plan or a “fundamental change” under any named executive officer’s employment agreement.

Total Termination Benefits ($)
Lawrence A. Cohen
• Termination by us because of Mr. Cohen’s disability or death or for any reason other than for “cause,” or termination by Mr. Cohen for “good reason”(1)	$2,622,806
• Termination for “cause”	0
Keith N. Johannessen
• Termination by us because of Mr. Johannessen’s disability or death or for any reason other than for “cause,” or termination by Mr. Johannessen for “good reason”(2)	$1,413,083
• Termination for “cause”(3)	$2,149
Ralph A. Beattie
• Termination by us because of Mr. Beattie’s disability or death or for any reason other than for “cause,” or termination by Mr. Beattie for “good reason”(4)	$1,303,019
• Termination for “cause”(5)	$71,217
David R. Brickman
• Termination by us because of Mr. Brickman’s disability or death or for any reason other than for “cause,” or termination by Mr. Brickman for “good reason”(6)	$827,843
• Termination for “cause”(7)	$42,333
Joseph G. Solari
• Termination by us because of Mr. Solari’s disability or death or for any reason other than for “cause,” or termination by Mr. Solari for “good reason”(8)	$200,752
• Termination for “cause”(9)	$13,238

(1)	Represents base salary and annual bonus paid at the rate during the previous 12 months for two years from December 31, 2013.

(2)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2013 and accrued vacation pay of $2,149 as of December 31, 2013.

(3)	Represents accrued vacation pay as of December 31, 2013.

(4)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2013 and accrued vacation pay of $71,217 as of December 31, 2013.

(5)	Represents accrued vacation pay as of December 31, 2013.

(6)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2013 and accrued vacation pay of $42,333 as of December 31, 2013.

(7)	Represents accrued vacation pay as of December 31, 2013.

(8)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2013 and accrued vacation pay of $13,238 as of December 31, 2013.

(9)	Represents accrued vacation pay as of December 31, 2013.

Payments Upon Termination in Connection with a Fundamental Change and Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2013, the last business day of our fiscal 2013;

•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2013 has been fully paid to such named executive officer;

•

such termination was in connection with an event that constituted a “change in control” under the 2007 Stock Incentive Plan and a “fundamental change” under each named executive officer’s employment agreement, which was consummated on December 31, 2013, the last business day of our fiscal 2013, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 2007 Stock Incentive Plan;

•

the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 2007 Stock Incentive Plan, as described above, are not applicable to such event prior to its consummation; and

•	the portion of any award that is accelerated and cashed-out pursuant to the 2007 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

	Cash Severance Payment ($)		Acceleration and Cash-Out of Equity Awards ($)(1)	Total Termination Benefits ($)
Lawrence A. Cohen	$3,934,209	(2)	$4,987,449	$8,921,658
Keith N. Johannessen	$2,118,550	(3)	$4,088,736	$6,207,286
Ralph A. Beattie	$1,918,920	(4)	$2,476,728	$4,394,848
David R. Brickman	$1,220,598	(5)	$1,526,964	$2,747,562
Joseph G. Solari	$200,752	(6)	$270,847	$471,599

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2013, which was $23.99. Assuming that the Compensation Committee, in accordance with the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2013 was $24.28, which was the highest price per share for our common stock on the NYSE on December 23, 2013, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Solari with respect to the acceleration and cash-out of equity awards would be $5,047,739, $4,138,162, $2,506,667, $1,545,422 and $274,121, respectively.

(2)	Represents base salary and annual bonus paid at the rate during the previous 12 months for three years from December 31, 2013.

(3)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2013 and accrued vacation pay of $2,149 as of December 31, 2013.

(4)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2013 and accrued vacation pay of $71,217 as of December 31, 2013.

(5)	Represents base salary and annual bonus for two years from December 31, 2013 and accrued vacation pay of $42,333 as of December 31, 2013.

(6)	Represents base salary for one year from December 31, 2013 and accrued vacation pay of $13,238 as of December 31, 2013.

2013 DIRECTOR COMPENSATION

The following table summarizes the compensation earned by our non-employee directors in 2013. Messrs. Cohen and Johannessen did not receive any compensation for their services as directors during 2013. Please refer to the Summary Compensation Table above for the compensation received by Messrs. Cohen and Johannessen for their services as executive officers during 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Philip A. Brooks	$42,500	$74,993	—	—	$117,493
Craig F. Hartberg	$63,000	$74,993	—	—	$137,993
E. Rodney Hornbake	$42,500	$74,993	—	—	$117,493
Jill M. Krueger	$45,500	$74,993	—	—	$120,493
Ronald A. Malone	$49,500	$74,993	—	—	$124,493
James A. Moore	$86,500	$74,993	—	—	$161,493
Michael W. Reid	$54,500	$74,993	—	—	$129,493

During 2013, we did not maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents (i) the annual retainer of $30,000, and (ii) compensation for attendance at all Board and committee meetings in 2013. Additionally, the independent Chairman of our Board (Mr. Moore), the Chairman of the Audit Committee (Mr. Hartberg), the Chairman of the Nominating and Corporate Governance Committee (Mr. Malone) and the Chairman of the Compensation Committee (Mr. Moore) each received an additional annual retainer of $45,000, $15,000, $10,000 and $10,000, respectively, for serving as the Chairpersons of such committees in 2013.

(2)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718, and represents 2,870 shares of restricted stock granted pursuant to the 2007 Stock Incentive Plan on May 23, 2013, which vest in three installments of 33%, 33% and 34% on May 23, 2014, May 23, 2015 and May 23, 2016, respectively.

Compensation of Directors During 2013

Pursuant to its charter, the Compensation Committee periodically reviews the compensation levels and practices for our non-employee directors. As part of its review in 2013, the Compensation Committee engaged Aon Hewitt to provide competitive market data and advice regarding our director compensation program. Aon Hewitt conducted a competitive market study of our director compensation program by evaluating the director compensation programs of both our self-selected peer group companies and a broader group of industry peer companies selected by Aon Hewitt. See “Compensation Discussion and Analysis — Compensation Consultant” above for a listing of the companies evaluated and the reasons the companies were selected. Based on the results of its competitive market analysis, Aon Hewitt recommended, and the Compensation Committee and Board approved for fiscal 2013, (i) increasing the annual cash retainer for each of our non-employee directors and for the independent Chairman of our Board, (ii) adding an additional annual cash retainer for each of the Chairmen of the standing committees of the Board in lieu of the additional per meeting fee received by such Chairmen during 2012, and (iii) increasing the value of the equity awards granted to our non-employee directors to more competitive levels, granting such equity awards on an annual basis, and targeting an annual value for such equity awards in order to keep average total compensation consistent from year to year.

The key elements of the compensation payable to our non-employee directors are as follows:

Cash Compensation

For their services to us from the 2012 Annual Meeting of Stockholders until the 2013 Annual Meeting of Stockholders, our non-employee directors each received an annual retainer of $30,000. Additionally, the independent Chairman of our Board (Mr. Moore), the Chairman of the Audit Committee (Mr. Hartberg), the Chairman of the Nominating and Corporate Governance Committee (Mr. Malone), and the Chairman of the Compensation Committee (Mr. Moore), each received at additional annual retainer of $45,000, $15,000, $10,000 and $10,000, respectively, for serving as the Chairpersons of such committees in 2013. The board and committee annual retainers are paid on a quarterly basis at the end of each quarter. During 2013, our non-employee directors each received $1,500 for each Board meeting and $1,500 for each committee meeting attended and were reimbursed for their expenses in attending such meetings. Messrs. Cohen and Johannessen did not receive any compensation for serving as directors during 2013.

Equity Compensation

On May 23, 2013, the Compensation Committee granted each of our non-employee directors 2,870 shares of restricted stock pursuant to the 2007 Stock Incentive Plan, which vest in three installments of 33%, 33% and 34% on May 23, 2014, May 23, 2015 and May 23, 2016, respectively. Messrs. Cohen and Johannessen were not granted any restricted shares for serving as members of the Board during 2013.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2013, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee;

•	a director of another entity, one of whose executive officers served on the Compensation Committee; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.

Audit Committee

CRAIG F. HARTBERG, CHAIRMAN
JILL M. KRUEGER
MICHAEL W. REID

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, persons owning five percent or more of our outstanding common stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of shares of our common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2013 were timely made.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Ernst & Young LLP has served as our independent registered public accounting firm since October 3, 2006.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate us to continue the services of such firm, the Board is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Ernst & Young LLP for fiscal years 2013 and 2012 were as follows:

	Fees
Services Rendered	2013	2012
Audit fees(1)	$915,500	$842,500
Audit-Related fees(2)	54,380	100,650
Tax fees(3)	6,250	6,289
All other fees	—	—

Total	$976,130	$949,349

(1)	Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consulting services.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

At our 2011 Annual Meeting of Stockholders, pursuant to Section 14A of the Exchange Act we submitted a non-binding proposal to our stockholders as to the frequency on which we should hold advisory votes on the compensation paid to our named executive officers (an “Advisory Vote on Compensation”). At the meeting, our stockholders supported an annual Advisory Vote on Compensation, and our Board determined to submit such vote to our stockholders every year at our annual meeting. As a result, we will submit an Advisory Vote on Compensation to our stockholders at each annual meeting until we are required to submit to our stockholders another proposal on the frequency of such vote within the next three years.

As described in the Compensation Discussion and Analysis section of this proxy statement (see pages 18 through 36), the following key objectives are the cornerstone of our executive compensation program:

•

employ, retain and reward executives who are capable of leading us to the achievement of our business objectives, which include maximizing the value of our operations, generating cash flow, preserving a strong financial position, increasing our geographic concentration, maximizing our competitive strengths in each of our markets, capitalizing on long-term growth opportunities, and most importantly, enhancing stockholder value;

•

a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and

•	incentive awards should be tied to and vary with our financial and operational performance, as well individual performance.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2013 business plan that was approved by our Board of Directors. These objectives help to ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders. We believe that Capital Senior Living has successfully achieved these objectives as demonstrated by our strong financial results during 2013, which exceeded our business plan. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2013 financial results, based upon various measures, increased significantly relative to our fiscal 2012 financial results. The following table highlights the year-over-year comparison of some of the key financial metrics that the Compensation Committee uses in evaluating our performance for purposes of making compensation decisions.

Performance Measures	Fiscal Year 2013	Fiscal Year 2012	% Increase
Adjusted CFFO*	$42.6 million (or $1.53 per share)	$37.3 million (or $1.37 per share)	14.2%
Adjusted EBITDAR	$119.6 million	$110.0 million	8.7%
Revenue	$350.4 million	$310.5 million	12.9%

*	Excludes non-recurring or non-economic items relating to two continuing care retirement communities that the Company decided to reposition during 2013 by converting skilled nursing space into private pay use.

The above table utilizes non-GAAP financial measures such as adjusted CFFO and adjusted EBITDAR. These non-GAAP measures are useful in identifying trends in day-to-day operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these non-GAAP measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Please refer to Appendix A to this proxy statement for important information concerning such non-GAAP financial measures, including a reconciliation of such measures to GAAP.

For fiscal 2013, we believe our compensation programs, which are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased stockholder value, delivered payments commensurate with our strong financial performance. Below are the highlights of our executive compensation program for 2013.

•

Emphasis on Pay for Performance.    Our fiscal 2013 performance, along with the individual performance of our eligible named executive officers, served as key factors in determining compensation for 2013, including as follows:

•

For 2013, a significant portion of the total compensation opportunity available to our named executive officers who were eligible to participate in our Incentive Compensation Plan was linked to the achievement of certain corporate and individual goals. As discussed in more detail above, in 2013 our Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer were eligible to receive incentive bonuses of up to a maximum of 150%, 105% and 90%, respectively, of their base salaries paid in 2013, subject to the achievement of various performance targets under our Incentive Compensation Plan for 2013.

•

CFFO per share and adjusted EBITDAR were the key performance metrics for corporate goals under our Incentive Compensation Plan for 2013. We believe these metrics provide for a balanced approach to measuring annual Company performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Another performance metric for corporate goals under our Incentive Compensation Plan for 2013 was the aggregate transaction value of the senior housing communities acquired by the Company during such year. This performance metric was designed to reward our eligible named executive officers for their efforts in helping us identify and complete such strategic acquisitions, which we expect will help generate a meaningful increase in our CFFO and earnings.

•

Another way that we try to link compensation and performance is through periodically granting performance-based equity awards to our named executive officers. In March 2013, we granted 50,000, 40,000, 25,000 and 15,000 shares of performance-based restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary, respectively. The periodic vesting of these awards is subject to our achievement of certain performance targets over a three-year period, which is primarily designed to encourage our named executive officers to focus on our long-term performance.

•

Retention of Independent Compensation Consultant.    As part of its ongoing efforts to provide independent oversight and review of our compensation programs, during fiscal 2013 the Compensation Committee engaged Aon Hewitt as its independent compensation consultant. The Compensation Committee retained Aon Hewitt to review our compensation arrangements for certain of our named executive officers, including an analysis of both the competitive market and the design of the compensation arrangements. As part of its reports to the Compensation Committee, Aon Hewitt evaluated the compensation arrangements of both our self-selected peer group companies and a broader group of industry peer companies selected by Aon Hewitt, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary. The Compensation Committee considered the reports and recommendations of Aon Hewitt in making compensation decisions for fiscal 2013.

•

Periodic Grants of Long-Term Equity Awards.    We periodically grant shares of time-based restricted stock to our named executive officers. In March 2013, we granted 50,000, 40,000, 25,000, 15,000 and 5,000 shares of restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and Vice President — Acquisitions, respectively. The vesting of these awards is generally subject to the named executive officer’s continued employment by us over a three-year period, which is primarily designed to encourage such key executive officers to remain with us during such period and continue to work to achieve our long-term goals for growth and profitability. If our stock price improves, these equity awards will become more valuable to our executives.

•	Establishment of Recoupment Policy (or “Clawback”) for Incentive Compensation. The Compensation Committee has adopted a recoupment policy for incentive compensation.

•

Stockholder-Friendly Pay Practices.    We do not use many common pay practices that are considered to be unfriendly to stockholders, such as extensive perquisites, and our named executive officers are only eligible to participate in benefit plans that are generally available to all of our employees. Further, our executive compensation arrangements do not contain excess parachute payment tax gross-up provisions. We also do not provide guaranteed non-performance-based bonuses to our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to approve, on an advisory basis, this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

OTHER BUSINESS

(PROPOSAL 4)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies by mail will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $7,500. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

James A. Moore Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 17, 2014

Dallas, Texas

Appendix A

Certain Information With Respect to Non-GAAP Financial Measures Used in This Proxy Statement

In the attached proxy statement, the Company utilizes certain financial measures of operating performance, such as adjusted EBITDAR, adjusted CFFO and adjusted CFFO per share, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the following reconciliation of net income from operations to adjusted EBITDAR and the reconciliation of net loss to adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2014.

A-1

NON-GAAP RECONCILIATIONS*

(in thousands, except per share data)

	Fiscal Year Ended December 31,
	2013	2012
Adjusted EBITDAR
Net income from operations	$11,250	$13,655
Depreciation and amortization expense	43,238	35,130
Stock-based compensation expense	4,322	2,444
Facility lease expense	56,986	55,144
Provision for bad debts	497	749
Casualty losses	543	976
Transaction costs	1,866	1,899
CCRC’s being re-positioned	859	—

Adjusted EBITDAR	$119,561	$109,997

Adjusted CFFO and Adjusted CFFO per share
Net loss	$(16,504)	$(3,119)
Non-cash charges, net	60,581	34,752
Recurring capital expenditures	(3,866)	(3,373)
Casualty losses, net of tax	342	615
Transaction costs	1,866	1,899
Tax impact of Spring Meadows Transaction	(424)	(424)
Tax impact of lease modification	—	6,983
CCRC’s being re-positioned, net of tax	631	—

Adjusted CFFO	$42,626	$37,333

Adjusted CFFO per share	$1.53	$1.36

*	Fiscal 2013 excludes non-recurring or non-economic items relating to two continuing care retirement communities (“CCRC’s”) that the Company decided to reposition during 2013 by converting skilled nursing space into private pay use.

A-2

Capital Senior Living Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1.   Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2017, or until their respective successors are duly qualified and elected.

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01 - Lawrence A. Cohen 02 - E. Rodney Hornbake 03 - Kimberly S. Herman

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below:

“FOR” the election of each of the nominees for director (Proposal 1) and “FOR” Proposals 2, 3 and 4.

3. Proposal to approve the Company’s executive compensation.	☐	☐	☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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14160 Dallas Parkway, Suite 300 Dallas, Texas 75254
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Keith N. Johannessen and David R. Brickman, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on March 26, 2014, at the Annual Meeting of Stockholders of the Company to be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on May 22, 2014 at 10:00 AM Eastern Time, and any postponement(s) or adjournment(s) thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.